Exhibit 2.4

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EVOLENT HEALTH, INC.,
EVOLENT HEALTH, LLC,
ENDZONE MERGER SUB, INC.,
TPG GROWTH ICEMAN PARENT, INC.
AND
THE SELLERS’ REPRESENTATIVE
DATED AS OF JUNE 24, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 24, 2022, by and among Evolent Health, Inc., a Delaware corporation (“Parent”), Evolent Health LLC, a Delaware limited liability company (“Purchaser” and together with Parent, the “Evolent Entities”), Endzone Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), TPG Growth Iceman Parent, Inc., a Delaware corporation (the “Company”), and TPG Growth V Iceman, L.P., solely in its capacity as the Sellers’ Representative (as defined below). Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Article 1.
WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement;
WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;
WHEREAS, the board of directors of Parent, Parent, in its capacity as the sole member and managing member of Purchaser, and Purchaser, in its capacity as the sole stockholder of Merger Sub, have (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;
WHEREAS, the Company Board and the board of directors of Merger Sub have each approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), whereby each issued and outstanding share of Company Stock (other than the Company Stock to be canceled pursuant to Section 2.6(c) and the Dissenting Stock (as defined in Section 2.11(a)) shall be converted into the right to receive a portion of the Final Merger Cash Consideration (as defined herein), Share Consideration and, if applicable, Earnout Consideration, upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Stock as set forth in the Company Charter and Bylaws;
WHEREAS, within twenty-four (24) hours of the execution and delivery of this Agreement, the Company anticipates delivering to Purchaser a written consent executed by the holders of a majority of the outstanding shares of Company Stock, approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Stockholders have executed and delivered Support Agreements in favor of the Evolent Entities, each of which is attached hereto as Exhibit A (the “Support Agreements”);
WHEREAS, the Company, Merger Sub and Evolent Entities desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Accounting Principles” means GAAP as in effect as of the Closing Date, using and applying the same accounting principles, practices, methodologies and procedures used by the Company in the preparation of the Audited Financial Statements in respect of the period ended December 31, 2021; provided, that if such accounting principles, practices, methodologies and procedures are inconsistent with GAAP in effect as of the Closing Date, then GAAP shall control.
“Accredited Investor” means an “accredited investor” as defined and determined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act.
“Accredited Investor Questionnaire” means a questionnaire used to determine the status of Sellers as either Accredited Investors or Non-Accredited Investors in form and substance reasonably satisfactory to Parent and the Company.
“Accrued Income Taxes” means an amount, which shall not be less than zero in the aggregate, equal to the sum of (1) the unpaid Income Tax liabilities (whether or not yet due and owing) of each member of the Company Group for all taxable periods (or portions thereof in the case of a Straddle Period, calculated in accordance with Section 8.8(a)) beginning on or after January 1, 2021 and ending on or before the Closing Date (each, an “Applicable Period”), (which amount shall be reflected as a positive number), and (2) the overpayment (if any) of Income Taxes of the Company Group for Applicable Periods (which amount shall be reflected as a negative number), separately calculated for (a) each applicable taxing jurisdiction in which the Company Group filed Tax Returns for Income Taxes in the last Tax period for which such Tax Returns were required to be filed prior to the date hereof and (b) each jurisdiction in which the Company Group commenced activities and became subject to Income Tax on or after January 1, 2021 and prior to the Closing Date; provided, that, for purposes of calculating Accrued Income Taxes, (i) all Transaction Tax Deductions shall be taken into account to the extent “more likely than not” (or higher level of confidence) deductible in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (ii) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing shall be excluded; (iii) (A) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates or (B) any other transactions entered into by or at the direction of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account; (iv) any and all accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) the net present value of any and all Tax liabilities under Section 965 of the Code (including in connection with any election under Section 965 of the Code, the Treasury regulations thereunder and other similar provisions of law) shall be included; (vi) all deferred Tax assets and deferred Tax liabilities established for GAAP purposes shall be excluded, (vii) an amount equal to $150,000 shall be included; and (viii) such liability for Income Taxes shall be calculated in accordance with the past practice (including reporting positions, jurisdictions, elections and accounting methods) of the Company Group in preparing Tax Returns for Income Taxes except to the extent a change to such past practice is required by a change in Law after the date hereof.
“Action” means any action, order, writ, injunction, demand, claim, charge, complaint, grievance, demand, notice of violation, suit, litigation, proceeding, arbitration, mediation, audit, inquiry, dispute, criminal prosecution, citation, summons, subpoena or investigation of any nature by or before any Governmental Authority, whether civil, criminal, administrative, judicial, investigative, regulatory or otherwise, whether at law or in equity, whether formal or informal, whether public or private.
“Adjustment Escrow Amount” means cash in the amount of $3,000,000.
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited into escrow pursuant to the Escrow Agreement.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax law) of which any member of the Company Group is or has been a member.
“Aggregate Initial Cash Consideration” means (i) the Cash Consideration, plus (ii) the aggregate amount of Estimated Cash as of the Measurement Time on the Business Day prior to the Closing Date, minus (iii) the aggregate amount of Estimated Indebtedness, measured immediately prior to the Closing (provided however that Taxes included in the definition of Indebtedness shall be calculated as of the end of the day on the Closing Date taking into account the transactions contemplated hereby), minus (iv) the aggregate amount of Estimated Company

Transaction Expenses (to the extent not paid by the Company Group by the Measurement Time immediately prior to the Closing), minus (v) the Adjustment Escrow Amount, minus (vi) the Sellers’ Representative Expense Fund, minus (vii) the amount, if any, by which Estimated Working Capital as of the Measurement Time on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is less than the Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (viii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.10(a), is greater than the Target Working Capital (an “Upward Closing Working Capital Adjustment”).
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction, and (v) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Business and its Subsidiaries and their respective operations from time to time.
“Anti-Money Laundering Laws” means anti-money laundering-related Laws, regulations, and codes of practice applicable to the Business and the Company and its Subsidiaries and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended from time to time.
“Borrowed Money Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any trade payables, accounts payable, and any other current liabilities); and (ii) any accrued interest and fees related to any of the foregoing.
“Business” means the business of the Company Group as currently conducted or is contemplated being conducted on the date hereof or the Closing Date.
“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law or executive order or memo intended to address the consequences of COVID-19, including, but not limited to, the Consolidated Appropriations Act, 2021.
“Cash” means the aggregate amount of all cash and cash equivalents (including marketable securities, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, and taking into account the amount of any issued but uncleared checks, wires or drafts, recorded in accordance with GAAP, with the exception that to the extent GAAP requires any amounts of overdrafts to be recorded as a liability, such amounts shall be reflected as Cash); provided, that “Cash” shall not include any Restricted Cash.
“Cash Consideration” means $250,000,000; provided, however, that upon written notice by Sellers’ Representative to Purchaser prior to Closing, the Cash Consideration may be increased in the sole discretion of the Evolent Entities.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
“Commitment Letter” means the executed debt financing commitment letter, dated as of the date hereof, between Purchaser and Ares Capital Management LLC, including all exhibits, attachments, appendices and schedules thereto as of the date hereof, as amended, restated, amended and restated, supplemented or replaced in compliance with this Agreement (including following a Financing Failure Event), pursuant to which, subject to the terms and conditions thereof, the financial institutions party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby. For purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance with Section 4.9 (and any Commitment Letter remaining in effect at the time in question).
“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time and as currently in effect.
“Company Fundamental Reps” means those representations and warranties contained in the first and second sentences of Section 5.1(a) (Organization), Section 5.2 (Authorization), Section 5.3 (Capitalization) and Section 5.18 (Brokerage).
“Company Group” means the Company and each of its Subsidiaries.
“Company Optionholder” means any Person that holds any Stock Options.
“Company Stock” means all of the issued and outstanding Class A Common Stock and Class B Common Stock of the Company, par value $0.001 per share.
“Company Stockholder” means any Person that holds any Company Stock.
“Company Stock Plan” means the 2021 TPG Growth Iceman Parent, Inc. Stock Plan, as amended and restated from time to time and as currently in effect.
“Company Transaction Expenses” means the aggregate amount, without duplication, of all fees and expenses incurred by, or on behalf of, or to be paid by, the Company Group, the Sellers, and the Sellers’ Representative in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and any similar transactions with other potential buyers, in each case, to the extent not paid prior to the Closing Date, including: (i) all fees (including brokerage fees, commissions and finders fees) and expenses for services rendered by third party brokers, bankers, attorneys, accountants or other representatives, (ii) the amount of any change-in-control payments, transaction bonuses, retention payments, severance or other similar payments payable by any of the Company Group to any current or former director, manager, officer, employee or individual independent contractor from or incurred in connection with this Agreement or the transactions contemplated hereby, excluding any “double trigger payments” or other severance or termination payments that become payable in whole or in part by actions taken by the Company Group post-Closing or at the direction of Parent or Purchaser, and the employer portion of payroll, social security, unemployment or similar Taxes arising therefrom, (iii) all unpaid fees and expenses due and payable by the Company Group under any advisory, management services or similar agreement between any member of the Company Group and any Company Stockholder or any of their Affiliates, and (iv) all fees and expenses incurred in connection with the hosting of the IPG data room by Box. Notwithstanding the foregoing, “Company Transaction Expenses” will exclude all amounts, costs, fees, expenses and payment obligations to the extent included in Indebtedness or Working Capital.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).
“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority that is expressly by its terms binding on any Person or its property.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Court Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.
“Debt Financing” means the debt financing contemplated by the Commitment Letter.
“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall” attached hereto as Exhibit B, which shall be updated as necessary and delivered, pursuant to Section 2.10, by the Company prior to the Closing.
“Earnout Consideration” means an aggregate amount of up to $87,000,000, which will be payable by the Evolent Entities in cash and Parent Shares (valued based on the volume weighted average closing price of such Parent Shares on the New York Stock Exchange for the ten (10) trading days ending on the last trading day immediately prior to the payment of the

Earnout Consideration), if at all, in accordance with the terms set forth on Exhibit G; provided, however, that up to $31,071,000 of the Earnout Consideration will be based upon the achievement of certain metrics of the Company Group and satisfaction of conditions in the second half of 2022 and will be payable up to 100% in Parent Shares; and provided, further, that up to $87,000,000 of the Earnout Consideration (less any Earnout Consideration previously paid) will be based upon the achievement of certain metrics of the Company Group and satisfaction of conditions in the first three quarters of 2023 and will be payable in Parent Shares and cash, as described further in Exhibit G (provided, however, that the first $30,000,000 (less any Earnout Consideration paid in cash in the second half of 2022) of Earnout Consideration payable with respect to the first three (3) quarters of 2023 will be paid, if at all, in cash).
“Employee Plan” means any plan, contract, program, policy, agreement, or arrangement, whether or not reduced to writing, and whether or not subject to ERISA, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profits interest, phantom equity, or similar equity or equity-based plan, contract, program, policy, agreement or arrangement, or (d) an employment, individual independent contractor, severance, termination pay, deferred-compensation, retirement, profit-sharing, welfare-benefit, paid time-off, bonus, incentive, commission, retention, change-of-control, material fringe-benefit or other compensation or benefit plan, contract, program, policy, agreement, or arrangement, in each case, (i) that is maintained sponsored, contributed to (or required to be contributed to) or entered into by the Company Group for the benefit of any current or former director, officer, employee or individual independent contractor of the Company Group, or the beneficiaries or dependents of any such individual or (ii) under which the Company Group has any Liability, including through any ERISA Affiliate.
“Enterprise Value” means $375,000,000.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as the foregoing are enacted and in effect, on the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Escrow Agent” means U.S. Bank, National Association.
“Escrow Agreement” means the escrow agreement by and among Purchaser, the Sellers’ Representative and the Escrow Agent in a form reasonably acceptable to Purchaser and the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“Excluded Aetna Receivables” means the amount of any account receivables of the Company that are outstanding from Aetna Networks Services LLC or Aetna Health

Management, LLC as of Closing Date which were billed at least 45 days prior to Closing Date and were initially denied payment by Aetna Networks Services LLC or Aetna Health Management, LLC, as applicable.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 19, 2021, between the Company, TPG Growth Iceman Intermediate, Inc., Citizens Bank, N.A. as administrative agent and as collateral agent, and the Lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to the Company and its Subsidiaries and their respective operations from time to time.
“Federal Health Care Program” means as provided in 42 U.S.C. §1320a-7b(f), as amended from time to time, including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein).
“Final Merger Cash Consideration” means an amount equal to the sum of (i) the Aggregate Initial Cash Consideration, (ii) any payments required to be made to the Company Stockholders, and to the Company for the benefit of the Company Optionholders pursuant to Section 2.10(d), Section 8.8(d), Section 8.8(g), or Section 8.9, (iii) the Adjustment Escrow Amount (less any payments required to be made to Purchaser or one of its subsidiaries pursuant to Section 2.10(d)) and (iv) any amount of the Sellers’ Representative Expense Fund (less any amounts used by the Sellers’ Representative) distributed pursuant to Section 8.6(e).
“Financing Failure Event” means any of the following (a) any commitments under the Commitment Letter or any definitive agreement with respect to the Debt Financing expiring or being terminated, (b) for any reason all or any portion of the Debt Financing becomes unavailable, such that the remaining available portion thereof is less than the Required Amounts, on the terms and conditions set forth in the Commitment Letter (including any market flex provisions therein or in any Fee Letter), (c) a breach, termination, default or repudiation by any Financing Source of such obligations to fund the commitments under the Commitment Letter or any definitive agreement with respect to the Debt Financing to the extent that the remaining funded portion thereof is less than the Required Amounts, or (d) any party to a Commitment Letter (or any definitive agreement with respect to the Debt Financing) or any Affiliate or agent of such Person shall allege (in writing) that any of the events set forth in clauses (a) through (c) has occurred.
“Financing Notice Event” means the occurrence of any of the following: (a) any Financing Failure Event, (b) the Evolent Entities obtain actual knowledge of any material breach, termination, default or repudiation by any Evolent Entity or, to the knowledge of Purchaser, any other party thereto, under the Commitment Letter or any definitive agreement related to the Debt

Financing, (c) receipt by any Evolent Entity, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Financing Source, any lender or any other Person with respect to any actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any definitive agreement related to the Debt Financing of any provision of the Commitment Letter or any definitive agreement related to the Debt Financing, or (d) the good faith belief by any Evolent Entity or Merger Sub that it will not be able to obtain the Debt Financing in an amount sufficient to pay the Required Amounts and on the terms, in the manner or from the sources contemplated by the Commitment Letter for any other reason.
“Financing Sources” means the Persons that have committed or at any time commit to provide or otherwise have entered or at any time enter into agreements in connection with the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties named in the Commitment Letter and any joinder agreements thereto together with their Affiliates and their Affiliates’ respective controlling persons,, officers, directors, general or limited partners, members, managers, advisors, agents, employees and representatives, and the respective successors and assigns of the foregoing.
“Fraud” means an act, committed with intent to deceive or mislead a party to this Agreement, and to induce it to enter into this Agreement, that involves (a) a false representation or warranty of material fact in connection with the transactions contemplated by this Agreement; (b) actual knowledge by the party making such representation or warranty that such representation or warranty is false; (c) an intention to induce the Person to whom such representation or warranty is made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation or warranty and with ignorance to the falsity of such representation or warranty, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.
“GAAP” means United States generally accepted accounting principles, in effect as of the date hereof.
“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or its designee, or court of competent jurisdiction, or any subdivision thereof, or any mediator, arbitrator or arbitral body, in each case whether foreign, federal, state, or local.
“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, consents, approvals and other authorizations obtained from or issued by any Governmental Authority, including, without limitation, those listed on Schedule 5.11.
“Hazardous Materials” means any hazardous or toxic materials, substances or wastes, including toxic chemicals, petroleum products or byproducts, friable asbestos and polychlorinated biphenyls.
“Health Care Laws” means all Laws pertaining to health care regulatory matters applicable to the Company Group, including, but not limited to: (a) the Federal Health Care

Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (b) the Federal physician self-referral law, 42 U.S.C. § 1395nn; (c) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended from time to time); (d) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (e) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (f) the Exclusion Laws, 42 U.S.C. § 1320a-7; (g) HIPAA; (h) any state and local Laws regulating the privacy or security of personally identifiable health care data, in each case as amended from time to time; (i) the Medicare statute, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, and the Medicaid statute, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (j) any Laws concerning the splitting of health care professional fees; (k) any state health care professional licensure Laws; (l) any Laws relating to billing or claims for reimbursement for health care services, including Laws related to patient charges, timely repayment of overpayments and submissions to any payor; (m) all Laws related to the storage, dispensing, administering, transportation, and maintenance of controlled substances, pharmaceuticals, drugs or devices, including, the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., the Prescription Drug Marketing Act of 1987, and the Drug Supply Chain Security Act of 2013; (n) all Laws relating to the provision of, or billing or payment for health care items or services; and (o) all Laws relating to utilization review, payors, third-party administrators, preferred provider networks, warranties, discounts, rebates, licensing, kickbacks, claims, processing, risk-bearing organizations and insurers.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and as otherwise may be amended from time to time, and any and all implementing regulations, as in effect from time to time, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification in the Case of Breach of Unsecured Protected Health Information Standards (45 CFR Part 164, Subpart D).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
“Income Tax” means any net income Tax, or any franchise, margin or similar Tax (however denominated) incurred in lieu of a Tax on net income.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person in respect of letters of credit, surety bonds, performance bonds, bankers’ acceptances, or similar obligations to the extent drawn upon; (iii) any monetary obligations of such Person evidenced by any note, bond, debenture or other debt security; (iv) any monetary obligations of a Person secured by a Lien against the assets of such Person other than Permitted Liens, other than trade payables entered into in the ordinary course of business, (v) all interest rate swaps, collars, caps and similar hedging obligations; (vi) the deferred purchase price of property or services in respect of which the Company Group is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities and any related broker fees) assuming the maximum amount thereof; (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by a Person (even though the rights and remedies of such Person or lender under such agreement in the default are limited to repossession or sale of such property); (viii) all obligations of the Company Group as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases or financing leases on the balance sheet; (ix) any obligations for declared but unpaid dividends or other obligations owed to the Company Stockholders or Company Optionholders; (x) unpaid severance or other termination-related payments or benefits arising as a result of the termination of any employment or individual service relationship with the Company prior to the Closing, together with the employer-portion of any payroll, social security, unemployment or similar Taxes arising therefrom; (xi) all Liabilities with respect to accrued but unpaid bonus and commission payments, together with the employer portion of any payroll, social security, unemployment or similar Taxes arising therefrom; (xii) the amount of Accrued Income Taxes, (xii) obligations for deferred payroll Taxes under the CARES Act; (xiii) liabilities for earned but unpaid 401(k), deferred compensation, profit sharing, matching contribution or claim, premium or other costs associated with an Employee Plan; (xiv) liabilities related to any underfunded liability under any Employee Plan that is a nonqualified deferred compensation plan, defined benefit pension plan, or retiree health or welfare plan that is sponsored or maintained by such Person; (xv) any guarantees or other direct or indirect liability of such Person (including the incurrence of a Lien) with respect to any of the foregoing obligations in clauses (i) through (xiv) of any other Person; and (xvi) any accrued interest and fees (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) related to any of the foregoing. Notwithstanding the foregoing, “Indebtedness” will exclude all amounts, costs, fees, expenses and payment obligations to the extent included in Company Transaction Expenses or Working Capital.
“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, (ii) in the case of the Company, the actual knowledge of Vince Coppola, Sherwin Krug, Amy Schornick, and Brian Holt, in each case without independent investigation, (iii) in the case of any other Person that is not an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person, in each case without independent investigation and (iv) in the case of the Purchaser, the actual knowledge of Seth Blackley, John Johnson and Jonathan Weinberg, in each case without independent investigation; provided that the inclusion of Mr. Weinberg shall not require disclosure that would operate to waive any legal privilege afforded to information known to (or work product of or held by) Mr. Weinberg in his role as General Counsel to the Evolent Entities.
“Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, directives, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated thereunder), and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, and equity and all civil or other codes, applicable to the assets, properties and business of the applicable Person.

“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements (written or oral) other than bailment arrangements, pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.
“Liability” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under any Law or any Action or order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Liens” means any mortgage, pledge, security interest, encumbrance, equitable or ownership interest, lien, license, option, right of first offer or first refusal, restriction, restrictive covenant, easement, charge or claim or any other similar interest or encumbrance.
“Losses” means the amount of any losses, claims, demands, obligations, deficiencies, assessments, judgments, penalties, Taxes, costs, liabilities, damages or expenses (including reasonable legal fees and costs of investigation).
“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has had, or would be reasonably expected to have, a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, that, none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event, to the extent arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the Business, (ii) any failure by one or more members of the Company Group to meet its financial projections, estimates or budgets (but not excluding, for the avoidance of doubt, any and all underlying causes of such failure), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, or any cyber terrorism, or the conflict between the Russian Federation and Ukraine including the impact of any sanctions or embargos related thereto and any involvement of member states of the North Atlantic Treaty Organization and any effects thereof, (iv) changes in GAAP after the date hereof, (v) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, in each case after the date hereof, (vi)  the taking of any action required by this Agreement and the other agreements contemplated hereby, provided, that this clause (vi)

shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 5.4 and the covenants contained in Section 4.1 and Section 4.2, (vii) changes affecting capital market conditions in the United States or any other country, (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, (ix)  the public announcement of the execution of this Agreement or the transactions contemplated hereunder (including, to the extent arising from such announcement, any cancellation of or delays in customer purchases or orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or (x) the termination or threatened termination of any agreements set forth in Schedule I (excluding, for the avoidance of doubt, any such actions caused directly or indirectly by a breach of the representations contained in Section 5.4), in the case of clauses (i), (iii), (v), (vii), and (viii), except to the extent such event has a disproportionate effect on the Company Group as compared to other participants in the Company Group’s industry.
“Measurement Time” shall mean 11:59 pm ET on the Business Day immediately prior to the Closing.
“Non-Accredited Investor” means any Seller who is not an Accredited Investor.
“NYSE” means the New York Stock Exchange.
“Parent Public Disclosure Record” means all reports, schedules, forms, registration statements, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by or on behalf of Parent on EDGAR in the period starting four (4) years prior the date hereof and ending on the second Business Day prior to the date hereof.
“Parent Share Price” means the volume weighted average closing price of such Parent Shares on the New York Stock Exchange for the ten (10) trading days ending on the last trading day immediately prior to the Closing Date.
“Parent Shares” mean shares of Class A Common Stock of Parent, par value $0.01 per share.
“Payor” means any and all Federal Health Care Program and all other health care service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.
“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) statutory Liens for current Taxes not yet due and payable or Liens for Taxes the validity of which are being contested in good faith by appropriate proceedings by the Company Group and for which appropriate reserves have been established in accordance with GAAP, (iv) purchase money Liens securing rental payments under capital lease or finance lease arrangements, (v) zoning, building codes or other land use Laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business, (vi) non-exclusive licenses of Intellectual Property Rights granted to a customer or service provider in the ordinary course of business in connection with the provision or receipt by the Company Group of products and services, (vii) Liens granted to any lender at the Closing in connection with any financing by the Evolent Entities of the transactions contemplated hereby and (viii) any other Liens set forth on Schedule 1.1(b).
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by Parent and TPG Growth V Iceman, L.P. and each other Seller that wishes to receive registration rights with respect to Parent Shares received by such Seller, at the Closing in substantially the form attached hereto as Exhibit C.
“Required Information” means (i) the Financial Statements, (ii) the unaudited consolidated balance sheet of the Company Group as of March 31, 2022 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the three-month period then ended and (iii) the unaudited consolidated balance sheet of the Company Group and related unaudited consolidated statements of operations, stockholders’ equity and cash flows for each fiscal quarter ending after March 31, 2022 and at least forty-five (45) days prior to the Closing Date.
“Restricted Cash” means any Cash which is not freely usable by the Company Group because it is subject to restrictions or limitations on use or distribution by Law, by Contract, or otherwise, including amounts restricted associated with contractual arrangements.
“Restricted Country” means any country or geographic region that has been the subject of comprehensive Sanctions, within the last three (3) years, which currently includes, without limitation: Belarus, Cuba, Iran, North Korea, Russia, Sudan, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine, as well as the following countries subject to targeted sectoral sanctions: Belarus and Russia.
“Restricted Party” means a Person that (a) appears on one or more Restricted Party List, (b) is a resident in, located in, or organized under the laws of a Restricted Country, or (c) is majority-owned or controlled by any of the foregoing.

“Restricted Party Lists” include the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Authorities.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar governmental bodies with regulatory authority over the Company and its Subsidiaries and their respective operations from time to time.
“Schedules” means the disclosure schedules to this Agreement delivered by the Company and the Sellers concurrently herewith.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Sellers” means the Company Stockholders and the Company Optionholders.
“Share Consideration” means the number of Parent Shares equal to the quotient of (i) the Share Consideration Amount divided by (ii) the Parent Share Price.
“Share Consideration Amount” means the Enterprise Value minus the Cash Consideration.
“Stock Option” means any option that is exercisable for shares of Company Stock and that was granted under any Company Stock Plan.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” is defined in Schedule 1.1(c).
“Tax” means any and all foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, gain, use, transfer, real property gains, registration, value added, excise, natural resources, assessment under Section 4980H of the Code, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, profits, escheat, abandoned, or unclaimed property obligation, employment, employee, withholding or other taxes of any kind, including any interest, penalties or additions thereto, in each case, whether disputed or not.
“Tax Benefit Payment” means any payment to be made to Sellers under Section 8.8(d) or Section 8.8(g).
“Tax Contest” is defined in Section 8.8(e)(ii).
“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax, and including any amendment thereof.
“Transaction Tax Deductions” means all Income Tax deductions, losses, or credits that are deductible in a Pre-Closing Tax Period of the Company Group, determined at a “more likely than not” (or greater) level of comfort, and that relate to or arise from (a) the payment of Company Transaction Expenses, (b) the payments in respect of Options pursuant to or contemplated by this Agreement or any other compensation payable as a result of the transactions contemplated by this Agreement, and (c) the employer portion of payroll, social security, unemployment or similar Taxes arising from the payments described in clause (b), and (d) any other payments attributable to the transactions contemplated by this Agreement that are economically borne by Sellers. Transaction Tax Deductions shall include any net operating loss of the Company Group to the extent attributable to the foregoing deductions.
“Transaction Tax Benefit” means any actual reduction in Income Taxes of Parent, Purchaser, the Company Group or any of their Subsidiaries paid to a Governmental Authority with respect to any taxable year beginning on or before the date that is twenty-four (24) months following the Closing Date as a result of the Transaction Tax Deductions, determined on a with and without basis and in accordance with the same principles provided for in Section 8.8(a).
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended from time to time, and the rules and regulations promulgated thereunder, or any similar foreign, state or local law, regulation or ordinance.
“Working Capital” means (i) current assets, less (ii) current liabilities, each excluding Cash, Restricted Cash, deferred tax asset and liabilities, Indebtedness, unpaid Company Transaction Expenses, Excluded Aetna Receivables, prepaid expenses, interest receivables and operating lease liabilities, each component determined in accordance with the Accounting Principles as illustrated on Schedule 1.1(c). For the avoidance of doubt, Working Capital shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement or any previous transaction.
1.2Cross-References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
280G Approval	8.7(d)
Accounting Arbitrator	2.10(c)(ii)
Actual Cash	2.10(b)
Actual Company Transaction Expenses	2.10(b)
Actual Indebtedness	2.10(b)
Actual Working Capital	2.10(b)
Adjusted Aggregate Initial Cash Consideration	2.10(d)(i)
Agreement	Recitals
Antitrust Law	4.5(b)
Applicable Percentage	2.10(c)(iii)
Business Associate Agreements	5.13(g)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Closing Statement	2.10(a)
Company	Recitals
Company Board	Recitals
Company IP Rights	5.10(a)
Company Related Persons	7.2(c)
Company Software	5.10(b)
Confidentiality Agreement	8.2
Continuing Employees	8.7(c)
Contracting Parties	9.14
D&O Beneficiary	8.7(a)
D&O Claim	8.7(a)

Term	Section
D&O Insurance	8.7(a)
Dispute Notice	2.10(c)(ii)
Dissenting Stock	2.11(a)
DGCL	Recitals
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Employee Pension Plans	5.16(a)
Employee Plans	5.16(a)
Employee Welfare Plans	5.16(a)
Estimated Cash	2.10(a)
Estimated Company Transaction Expenses	2.10(a)
Estimated Indebtedness	2.10(a)
Estimated Working Capital	2.10(a)
Events	1.1
Evolent Entities	Recitals
Fee Letters	6.7(b)
Final Cash	2.10(c)(i)
Final Company Transaction Expenses	2.10(c)(i)
Final Indebtedness	2.10(c)(i)
Final Working Capital	2.10(c)(i)
Financial Statements	5.5
Information Security Reviews	5.10(l)
Insurance Cap	8.7
Insurance Policies	5.20
Latest Balance Sheet	5.5(a)
Letter of Transmittal	2.7(a)
Liability Cap	7.2
Malicious Code	5.10(a)
Material Customer	5.9(a)(xii)
Material Supplier	5.9(a)(xiii)

Term	Section
Merger	2.1
Merger Sub	Recitals
Multiemployer Plan	5.16(b)
New Plans	8.7(c)
Nonparty Affiliates	9.14
Optionholder Cash Consideration	2.6(d)
Optionholder Cash Payment	2.7(b)
Optionholder Consideration	2.6(d)
Optionholder Earnout Consideration	2.6(d)
Optionholder Share Consideration	2.6(d)
Other Plans	5.16(a)
Outbound IP Contracts	5.9(a)(ix)
Parent	Recitals
Payoff Letters	2.9
Privacy Laws	5.10(a)
Prospectus Supplement	4.9
Purchaser	Recitals
Purchaser Disclosure Schedule	6
Purchaser Entities	6.4
Purchaser Financial Statements	6.13
Purchaser Prepared Returns	8.8(b)(ii)
Purchaser Related Persons	7.2(c)
Recourse Exceptions	9.14
Regulatory Filings	5.13(g)
Repaid Indebtedness	2.9
Representation and Warranty Policy	4.7
Representatives	4.4
Required Amounts	6.9(a)
SEC Filings	6.12(e)
Section 280G	8.7(d)

Term	Section
Section 280G Payments	8.7(d)
Seller Termination Fee Expenses	7.2(c)
Sellers’ Counsel	8.6(f)
Sellers’ Representative	8.6(a)
Sellers’ Representative Expense Fund	8.6(e)
Solvent	6.11
Straddle Period	8.8(a)
Stockholder Cash Consideration	2.6(a)(i)
Stockholder Cash Payment	2.7(a)
Stockholder Consideration	2.6(a)(i)
Stockholder Earnout Consideration	2.6(a)(i)
Stockholder Share Consideration	Recitals
Surviving Corporation	Recitals
Termination Date	7.1(d)
Termination Fee	7.2(b)
Trademarks	5.10(a)
Upward Closing Working Capital Adjustment	1.1
VDR	9.6
Written Consent	Recitals

ARTICLE 2
THE MERGER
2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Company Charter and Bylaws, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a wholly-owned Subsidiary of Purchaser (the “Merger”).
2.2The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 3 Embarcadero Center, San Francisco California, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction of such conditions at the Closing), or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative; provided, however, that in no event shall Evolent Entities be obligated to consummate the Closing prior to August 1, 2022. The date of the Closing is referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit D, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).
2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4Organizational Documents of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time until duly amended as provided therein or by applicable Laws.
2.5Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.
2.6Effect of the Merger on the Company Stock, Stock Options and Merger Sub.
(a)Effect on the Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each class, series and subclass of Company Stock (other than Dissenting Stock) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and elsewhere in this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive that portion of the Final Merger Cash Consideration and Share Consideration pursuant to the Distribution Waterfall and shall no longer be outstanding.
(i)        Each class, series and subclass of Company Stock (other than Dissenting Stock) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Final Merger Cash Consideration (the “Stockholder Cash Consideration”), Share Consideration (the “Stockholder Share Consideration”) and Earnout Consideration, if any (the “Stockholder Earnout Consideration” and, together with the Stockholder Cash Consideration and Stockholder Share Consideration, the “Stockholder Consideration”) in accordance with the Distribution Waterfall.
(ii)        Each share of Dissenting Stock shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with Section 2.11.
(iii)        For purposes of calculating the amount to be paid to each Company Stockholder (other than holders of Dissenting Stock) at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Final Merger Cash Consideration is equal to the Aggregate Initial Cash Consideration, and shall be adjusted following the Closing as set forth herein. The amount to be paid to each Company Stockholder for each class, series and subclass of Company Stock (other than Dissenting Stock) held shall be rounded down to the nearest whole cent.
(iv)        All classes, series and subclasses of Company Stock, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).
(b)Conversion of Merger Sub’s Capital Stock. At and as of the Effective Time, each share of Merger Sub’s capital stock shall be converted into one share of Surviving Corporation’s capital stock. Each certificate of Merger Sub evidencing ownership of any such capital stock shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.
(c)Cancellation of Treasury Stock. Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(d)Stock Options. At the Closing, each Stock Option outstanding as of immediately prior to the Closing will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and each such outstanding Stock Option will be converted into the right to receive, subject to the conditions set forth herein, a portion of the Final Merger Cash Consideration (the “Optionholder Cash Consideration”), Share Consideration (the “Optionholder Share Consideration”) and Earnout Consideration, if any (the “Optionholder Earnout Consideration”, and together with the Optionholder Cash Consideration, and Optionholder Share Consideration, the “Optionholder Consideration”), in each case as calculated and as set forth on the Distribution Waterfall. The Optionholder Cash Consideration shall be promptly paid to each Company Optionholder by the Company in accordance with and subject to the provisions of Section 2.7 or 2.10, as applicable, promptly following the Closing for amounts payable under Section 2.7 and promptly following the date any such amounts become payable under Section 2.10, (and in any case by the next normal payroll date of the Company following the date such portion of the Optionholder Cash Consideration becomes payable pursuant to this Section 2.6(d)) through the Company’s payroll systems (other than with respect to the Optionholder Consideration in respect of non-employee service providers). The Optionholder Consideration shall be paid to such Company Optionholder following receipt by the Company of a duly executed Option Cancellation Agreement, in substantially the form attached hereto as Exhibit E, and the Company shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Company Optionholder pursuant to this Section 2.6(d) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any amounts required to be withheld with respect to the Optionholder Share Consideration shall reduce the amount of Optionholder Cash Consideration that would otherwise be payable to the Optionholder. If the Company so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Company Optionholders in respect of which the Company made such deduction and withholding.
2.7Mechanism of Payment.
(a)At the Effective Time, Purchaser or Merger Sub shall deliver, or Purchaser or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds (x) the aggregate Stockholder Cash Payments (as determined as of the Effective Time) to the Company Stockholders, for exchange in accordance with this Article II and (y) the aggregate Optionholder Cash Payments (as determined as of the Effective Time) to the Company, solely for the benefit of the Company Optionholders, for exchange in accordance with this Article II. The Company shall deliver the Optionholder Cash Payments to the Company Optionholders pursuant to Section 2.7(b), 2.7(c) and 2.7(d).
(b)Promptly following the date hereof, the Evolent Entities and the Company will deliver a letter of transmittal (the “Letter of Transmittal”), in substantially the form attached hereto as Exhibit F to each Company Stockholder, for use in effecting delivery of shares of Company Stock. To the extent that a Company Stockholder (other than a holder of Dissenting Stock) delivers a duly executed and completed Letter of Transmittal to the Purchaser at least two (2) Business Days prior to the Closing, the Purchaser shall pay to such Company Stockholder at the Closing, such Company’s Stockholder’s portion of the Stockholder Cash Consideration as set forth for such Company Stockholder in the Distribution Waterfall (together with any cash payable to such Company Stockholder in accordance with Section 2.7(g) or Section 2.7(i), the “Stockholder Cash Payment”) which amounts shall be paid or caused to be paid by the Evolent Entities by wire transfer in accordance with the instructions provided by such Company Stockholder at least two (2) Business Days prior to Closing.
(c)Following the date hereof, each Company Optionholder shall deliver to Purchaser a duly executed and completed Option Cancellation Agreement no later than three (3) Business Days prior to Closing. To the extent that a Company Optionholder delivers a duly executed Option Cancellation Agreement to the Company at least three (3) Business Days prior to Closing, the Company shall pay to such Company Optionholder at the Closing cash in an amount equal to such Company Optionholders portion of the Optionholder Cash Consideration as set forth for such Company Optionholder in the Distribution Waterfall (together with any cash payable to such Company Optionholder in accordance with Section 2.7(g) or Section 2.7(i), the “Optionholder Cash Payment”), which amounts shall be paid promptly following the Closing (and in any case by the next normal payroll date of the Company following the Closing Date) through the Company’s payroll systems (other than with respect to any Optionholder Cash Payment in respect of non-employee service providers, which payments shall be delivered to such non-employee service providers by wire transfer of immediately available funds).
(d)Following the Closing, (x) upon delivery by a Company Stockholder (other than a holder of Dissenting Stock) to the Purchaser of a duly completed and executed Letter of Transmittal, such Company Stockholder shall be entitled to receive, as soon as practicable but in no event later than five (5) Business Days after such delivery, such Company Stockholder’s Stockholder Cash Payment, which amounts shall be paid by wire transfer in accordance with the instructions provided by such Company Stockholder and (y) upon delivery by a Company Optionholder to the Company and Purchaser of a duly executed Option Cancellation Agreement, such Company Optionholder shall be entitled to receive payment of such Company Optionholder’s Optionholder Cash Payment promptly (and in any case by the next normal payroll date of the Company following such delivery) through the Company’s payroll systems (other than with respect to Optionholder Cash Payment in respect of non-employee service providers, which payments shall be delivered to such non-employee service providers by wire transfer of immediately available funds).
(e)To the extent that a Company Stockholder (other than a holder of Dissenting Stock) or Company Optionholder delivers a duly executed Letter of Transmittal or Option Cancellation Agreement, as applicable, and Accredited Investor Questionnaire to the Evolent Entities at least two (2) Business Days prior to Closing and subject to Section 2.7(g), the Evolent Entities shall deliver to such Company Stockholder or Company Optionholder, and such Company Stockholder or Company Optionholder shall be entitled to receive, at or promptly following the Closing, evidence of the issuance by Parent’s transfer agent, in the form of book entry shares or in the alternative shares in certificated form representing such Company Stockholder’s Stockholder Share Consideration or such Company Optionholder’s Optionholder Share Consideration.
(f)Following the Closing, upon delivery by a Company Stockholder (other than a holder of Dissenting Stock) or Company Optionholder of a duly executed Letter of Transmittal or Option Cancellation Agreement, as applicable, and Accredited Investor Questionnaire to the Evolent Entities, the Evolent Entities shall, subject to Section 2.7(g), deliver to such Company Stockholder or Company Optionholder, and such Company Stockholder or Company Optionholder shall be entitled to receive, as soon as practicable but in no event later than five (5) Business Days after such delivery, evidence of the issuance by Parent’s transfer agent, in the form of book entry shares or in the alternative shares in certificated form representing such Company Stockholder’s Stockholder Share Consideration or such Company Optionholder’s Optionholder Share Consideration.
(g)The issuance of any Parent Shares to any Seller hereunder shall be expressly conditioned upon such Seller providing written evidence reasonably satisfactory to the

Evolent Entities that such Seller is an Accredited Investor (including by delivery of an Accredited Investor Questionnaire completed in a manner satisfactory to the Evolent Entities). If any Seller is not an Accredited Investor, Purchaser and the Company shall (in lieu of issuing Parent Shares to such Seller) provide for the payment of cash as means to compensate such Non-Accredited Investors in such amounts as would have otherwise been paid in respect of such Shares determined by multiplying (x) the Parent Share Price by (y) the Parent Shares such Non-Accredited Investor would otherwise be entitled to receive pursuant to Section 2.6(a) or (d) and Section 2.7(e).
(h)Neither of the Evolent Entities nor the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(i)No fractional Parent Shares shall be issued in the Merger.  All fractional Parent Shares that any Seller would be entitled to receive shall be aggregated and calculations shall be rounded to three decimal places.  In lieu of any such fractional shares, each Seller otherwise entitled to a fractional interest in a Parent Share shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (x) the Parent Share Price by (y) the fractional interest in a Parent Share such holder would otherwise be entitled to receive pursuant to Section 2.6(b) or (d).  As soon as practicable after determination of the amount of cash, if any, to be paid to any Seller in lieu of any fractional Parent Shares, the Purchaser shall make available such amounts, without interest, to the Sellers entitled to receive such cash.
(j)No Seller may assign or transfer any right to receive Parent Shares pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion), other than (i) on death by will or intestacy, (ii) pursuant to a court order, (iii) by operation of Law (including a consolidation or merger), (iv) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Seller and/or his, her or its Approved Relatives or (v) without consideration, in connection with the dissolution, liquidation or termination of any corporation, limited liability company or other entity.
(k)Notwithstanding any other provision of this Agreement, each of the Company, the Surviving Corporation, the Evolent Entities, Merger Sub and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Seller, or otherwise pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation, the Evolent Entities, Merger Sub or any other applicable withholding agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The parties agree to use commercially reasonable efforts to take any action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed under applicable Law with respect to the transactions contemplated pursuant to this Agreement other than with respect to any compensatory payments to employees and other individual service providers and other than with respect to any withholding required as a result of the failure to timely deliver the affidavit described in Section 3.2(h)(iii) of this Agreement.
2.8No Further Ownership Rights in the Company Stock or Options. The portion of the Final Merger Cash Consideration and Share Consideration paid in respect of the exchange of Company Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Stock, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Stock which were outstanding immediately prior to the Effective Time. No holder of Options, nor any other participant in the Company Stock Plan shall, from and after the Closing, have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan and the Company Stock Plan shall be terminated effective upon the Closing.
2.9Repaid Indebtedness; Company Transaction Expenses. It is contemplated by the parties that, upon the Closing, all Borrowed Money Indebtedness of the Company Group as of the Closing Date, including, without limitation, under the Existing Credit Agreement (the “Repaid Indebtedness”) will be fully repaid and that Purchaser shall make or cause to be made such repayment on behalf of the Company Group out of cash proceeds otherwise payable to Sellers on the Closing Date. In order to facilitate such repayment, prior to the Closing, the Company shall obtain and deliver to the Purchaser customary payoff letters for all Repaid Indebtedness of the Company Group, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness and include customary lien release and termination provisions (contingent solely upon receipt of the applicable payoff amounts set forth therein) (the “Payoff Letters”). In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Company Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser or one of its Subsidiaries out of cash proceeds otherwise payable to Sellers. Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Company Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder; provided, however, that the foregoing shall not apply to Taxes included in Company Transaction Expenses, which shall be paid by the applicable member of the Company Group when due. In addition, it is contemplated by the parties hereto that, upon the Closing, Purchaser shall pay or cause to be paid the Sellers’ Representative Expense Fund to the Sellers’ Representative to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein.
2.10Closing Adjustment.
(a)Determination of Closing Adjustment. No later than three (3) Business Days prior to the Closing, the Company shall provide the Evolent Entities with a statement (the

“Estimated Closing Statement”) setting forth its good faith estimate of Working Capital as of the Measurement Time (“Estimated Working Capital”), a good faith estimate of the aggregate amount of all Cash of the Company Group as of the Measurement Time (“Estimated Cash”), a good faith estimate of the aggregate amount of all Indebtedness of the Company Group as of immediately prior to the Closing (other than with respect to Taxes included in Indebtedness, which shall be calculated as of the end of the day on the Closing Date) (“Estimated Indebtedness”), a good faith estimate of the aggregate amount of all Company Transaction Expenses of the Company Group as of immediately prior to the Closing (“Estimated Company Transaction Expenses”) and the amount by which the Aggregate Initial Cash Consideration is to be adjusted on account thereof. In addition, the Estimated Closing Statement will set forth the Excluded Aetna Receivables. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement, the Accounting Principles and Schedule 1.1(c). The Sellers’ Representative and the Company shall (i) provide the Evolent Entities and their Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with the Evolent Entities and their Representatives in connection with such review, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Estimated Closing Statement as is requested by the Purchaser or its Representatives. Notwithstanding anything to the contrary in this Agreement, between the Measurement Time and the Closing, the Sellers shall not, and Sellers shall not cause any member of the Company Group to, take any action (or omit to take any action) (including, for the avoidance of doubt, payment of any dividends, satisfaction of any Indebtedness, or payment of any Company Transaction Expenses) with the effect of modifying Estimated Cash, Estimated Indebtedness, Estimated Working Capital or Estimated Company Transaction Expenses (in each case as if such amounts were measured as of immediately prior to the Closing rather than as of the Measurement Time) in order to increase the Aggregate Initial Cash Consideration payable to the Sellers. If any such payments are made between the Measurement Time and the Closing which are not captured as a deduction to Aggregate Initial Cash Consideration through either a liability in Net Working Capital, Transaction Expenses or Indebtedness, Available Cash shall be reduced by the value of such payment. For the avoidance of doubt, and without duplication, if any payments are made between the Measurement Time and the end of the day on the Closing Date which reduce the value of Accrued Income Taxes, Available Cash shall be reduced by the value of such payment. The calculations of Actual Working Capital and Actual Cash delivered pursuant to Section 2.10(b) shall be based upon the draft Closing Statement delivered pursuant to this Section 2.10(a) after the Company’s good faith consideration of the reasonable comments of the Purchaser thereon. The Company shall also deliver to the Evolent Entities, together with the Closing Statement, the updated Distribution Waterfall reflecting amounts to be paid in accordance with this Agreement to each Company Stockholder and Company Optionholder at the Closing.
(b)Determination of Post-Closing Adjustment. No later than seventy-five (75) days following the Closing, Purchaser shall deliver to the Sellers’ Representative the calculation of the actual Working Capital as of the Measurement Time (“Actual Working Capital”) (prepared in accordance with Schedule 1.1(c)) and a calculation of the actual Cash of the Company Group as of the Measurement Time (“Actual Cash”), a calculation of the actual aggregate amount of all Indebtedness of the Company Group as of immediately prior to the Closing (“Actual Indebtedness”) and a calculation of the actual aggregate amount of all Company Transaction Expenses of the Company Group as of immediately prior to the Closing (“Actual Company Transaction Expenses”) calculated in a manner consistent with the Accounting Principles, the definitions and other applicable provisions of this Agreement.
(c)Disputed Final Adjustment.
(i)        No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Purchaser and the Company Group as well as any relevant work papers as it may reasonably request to enable it to evaluate the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses. If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses determined pursuant to Section 2.10(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.10(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.10(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.10(b) shall be the “Final Indebtedness,” and the calculation of Actual Company Transaction Expenses determined pursuant to Section 2.10(b) shall be the “Final Company Transaction Expenses” which, in each case, shall be deemed final and conclusive and binding.
(ii)    If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Company Transaction Expenses, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses (the “Dispute Notice”), setting forth those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Company Transaction Expenses in accordance with this Section 2.10(c)(ii) or Section 2.10(c)(iii), as the case may be, (as so determined, or as determined pursuant to Section 2.10(c)(i) above, “Final Working Capital,” “Final Cash,” “Final Indebtedness” and “Final Company Transaction Expenses,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Purchaser and the Company Group as it may reasonably request. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash,

Final Indebtedness and Final Company Transaction Expenses shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that an independent national accounting firm, to be mutually agreed to at the time (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.
(iii)    The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Company Transaction Expenses shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness” and the Accounting Arbitrator’s final calculation of Actual Company Transaction Expenses shall be deemed the “Final Company Transaction Expenses”.” The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Sellers’ Representative (on behalf of the Sellers, severally and not jointly, in proportion to the applicable percentage set forth on Schedule 2.11(c)(iii) (the “Applicable Percentage”)), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(d)Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness, and Final Company Transaction Expenses.
(i)    Following the final determination of Final Working Capital, Final Cash, Final Indebtedness and Final Company Transaction Expenses, the Aggregate Initial Cash Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 1.1, the Final Cash for the Estimated Cash in Section 1.1, the Final Indebtedness for the Estimated Indebtedness in Section 1.1 and the Final Company Transaction Expenses for the Estimated Company Transaction Expenses in Section 1.1 (the “Adjusted Aggregate Initial Cash Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Adjusted Aggregate Initial Cash Consideration is greater than the Aggregate Initial Cash Consideration on the Closing Date, then such difference shall be paid or caused to be paid by Purchaser to the Company Stockholders in accordance with such Person’s Applicable Percentage and to the Surviving Corporation (for the benefit of the Company Optionholders in accordance with such Person’s Applicable Percentage) (provided that such amount to be paid or caused to be paid by Purchaser pursuant to this Section 2.10(d)(i) shall not exceed the amount of the Adjustment Escrow Fund); or (B) the Aggregate Initial Cash Consideration on the Closing Date is greater than the Adjusted Aggregate Initial Cash Consideration, then the Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release such difference from the Adjustment Escrow Fund to Purchaser or one of its subsidiaries (provided that such amount paid to the Purchaser or one of its subsidiaries pursuant to this Section 2.10(d)(i) shall not exceed the amount of the Adjustment Escrow Fund) and to release any remaining funds, after payment of any adjustment to Purchaser or one of its subsidiaries, to the Company Stockholders in accordance with such Person’s Applicable Percentage and to the Surviving Corporation (for the benefit of the Company Optionholders in accordance with such Person’s Applicable Percentage). In the event that (i) the full amount (if any) by which the Aggregate Initial Cash Consideration on the Closing Date exceeds the Adjusted Aggregate Initial Cash Consideration is greater than the Adjustment Escrow Fund, Purchaser shall have no recourse against the Sellers’ Representative, the Sellers or any other Person beyond the amount of the Adjustment Escrow Fund, and (ii) the full amount (if any) by which the Adjusted Aggregate Initial Cash Consideration is greater than the Aggregate Initial Cash Consideration is greater the amount of the Adjustment Escrow Fund, the Sellers’ Representative and the Sellers shall have no recourse against the Purchaser or the Surviving Corporation or any other Person beyond the amount of the Adjustment Escrow Fund.
(ii)    All payments pursuant to this Section 2.10(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative, the Company or Purchaser, as applicable, and all such payments and releases from the Adjustment Escrow Fund, as applicable, shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30) day period following Purchaser’s delivery of the calculation of the Actual Working Capital and Actual Cash pursuant to Section 2.10(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.10(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Indebtedness, Final Transaction Expenses and Final Cash in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.10(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Indebtedness, Final Transaction Expenses and/or Final Cash pursuant to Section 2.10(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.10(c)(ii). All payments pursuant to this Section 2.10(d) shall be treated as adjustments to the purchase price for Tax purposes, unless otherwise required by Law.
2.11Dissenting Stock.
(a)Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the

DGCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Aggregate Initial Cash Consideration or Final Merger Cash Consideration, Share Consideration and Earnout Consideration payable pursuant to the terms of this Agreement. Such holders of Company Stock shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon have the rights provided in Section 262.
(b)The Company shall give (i) Purchaser and the Sellers’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
2.12Earnout Consideration. The Company Stockholders and Company Optionholders shall be eligible to receive the Shareholder Earnout Consideration and the Optionholder Earnout Consideration, respectively, if any, as set forth on Exhibit G hereto. Notwithstanding the foregoing, any portion of the Earnout Consideration otherwise issuable to a Company Stockholder or Company Optionholder who is not an Accredited Investor may be in the form of cash as opposed to Parent Shares.
ARTICLE 3
CONDITIONS TO CLOSING
3.1Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:
(a)each of the representations and warranties set forth in Article 6 shall be true and correct as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of the Evolent Entities or Merger Sub to consummate the transactions contemplated hereby;
(b)the Evolent Entities and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;
(c) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(d)no law or order shall have been enacted or entered into after the date hereof that would prohibit the consummation of the Merger;
(e)the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent;
(f)Purchaser shall have delivered to the Sellers’ Representative each of the following:
(i)    a certificate from an officer of each of the Evolent Entities and Merger Sub in the form set forth as Exhibit H attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) have been satisfied;
(ii)    certified copies of the resolutions duly adopted by the board of directors (or equivalent governing bodies) of each of the Evolent Entities and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iii)    the Registration Rights Agreement duly executed by Purchaser; and
(iv)    a Purchase Price Adjustment Agreement substantially in the form attached hereto as Exhibit I (the “Purchase Price Adjustment Agreement”) duly executed by Purchaser.
Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative on behalf of the Sellers and the Company; provided, however, that no such waiver will be effective against the Sellers or the Company unless it is set forth in a writing executed by the Sellers’ Representative.
3.2Conditions to Evolent Entities’ Obligations. The obligation of the Evolent Entities and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)(i) the representations and warranties set forth in Article 5 (other than Company Fundamental Reps and those representations and warranties that address matters as of particular dates) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, (ii) the representations and warranties set forth in Article 5 that address matters as of particular dates (other than the Company Fundamental Reps) shall be true and correct as of such dates, except in the case of clauses (i) and (ii) above where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), and (iii) the Company Fundamental Reps shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though then made;
(b)the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)there shall not have occurred any facts, events, changes, developments or effects which, individually or in the aggregate, has constituted or would reasonably expected to constitute a Material Adverse Effect;
(d)any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(e)no law or order shall have been enacted or entered into after the date hereof that would prohibit the consummation of the Merger;
(f)the Escrow Agreement shall have been duly executed by the Sellers’ Representative and the Escrow Agent;
(g)The agreements set forth on Schedule 3.2(g) shall have been terminated without any further liability to the Company or its Subsidiaries; and
(h)the following shall have been delivered to the Evolent Entities:
(i)    a certificate from an officer of the Company in the form set forth as Exhibit J attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.2(a) and (b) have been satisfied;
(ii)    certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iii)    a duly completed and executed affidavit, issued pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying under penalties of perjury that the shares of Company Stock are not United States real property interests within the meaning of Section 897(c) of the Code, together with an accompanying notice to the IRS, in each case, in a form reasonably acceptable to Purchaser and the Company (“Form of FIRPTA”), provided that Purchaser’s only remedy for failing to deliver the affidavit required under this Section 3.2(h)(iii) shall be to withhold such amounts as are required by law to be withheld;
(iv)    the Written Consents;
(v)    written letters of resignation from each of the current members of the board of directors of each member of the Company Group (only in their capacities as directors), in each case effective at the Effective Time;
(vi)    the Registration Rights Agreement duly executed by TPG Growth V Iceman, L.P. and each other Seller that wishes receive registration rights with respect to Purchaser Shares received by such Seller;
(vii)    the Purchase Price Adjustment Agreement duly executed by TPG Growth V Iceman, L.P. and each other Seller receiving Purchaser Shares; and

(i)        the Company shall have delivered the Payoff Letters to the Evolent Entities not later than two (2) days prior to the Closing.
Any condition specified in this Section 3.2 may be waived by Purchaser, on behalf of the Evolent Entities and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.
ARTICLE 4
COVENANTS PRIOR TO CLOSING
4.1Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except as otherwise provided herein or as required by law, the Company shall and shall cause each other member of the Company Group to:
(a)use its reasonable best efforts to conduct the Business in the ordinary course of business and as is consistent in all material respects with past custom and practice, and the Company shall (and shall cause the Company Group to) use reasonable best efforts to preserve substantially intact its present business organization and its existing relationships with the Company Group's customers and suppliers; provided, however, that the parties agree that the Company shall not make or be required to make payments of estimated Taxes for its taxable year beginning on January 1, 2022;
(b)cooperate reasonably with Purchaser in Purchaser’s investigation of the Business and its properties, to permit Purchaser and its authorized representatives, at the sole cost of Purchaser, to (i) have reasonable access to its premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of its properties during normal business hours and with reasonable prior written notice, and (iii) discuss its affairs, finances and accounts with its key employees identified on Schedule 4.1(b); provided that Purchaser shall coordinate all contact with any of the key employees through the Sellers’ Representative or its designee; provided, further, notwithstanding anything to the contrary in this Agreement, none of the Sellers or the Company shall be required to disclose any information if such disclosure would, in the sole discretion of the Sellers’ Representative, (A) result in the waiver of any attorney-client or other legal privilege or (B) contravene any applicable Laws or regulations, provided, however, that the Sellers or the Company, as applicable, shall give the Purchaser reasonable notice of such decision and attempt to avoid such failure to disclose to the extent possible under applicable Law or in a manner to retain legal or other privilege; and
(c)use commercially reasonable efforts to incorporate any suggestions from Evolent into any contemplated agreements between the Company (or its Subsidiaries) and Vizient (or its applicable affiliates including Sg-2, LLC).
Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or the Business from taking any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures, and such action shall not be deemed to violate or breach this Agreement in any way, be deemed to constitute an action taken outside of the ordinary course of business or serve as a basis for Purchaser to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, provided the actions taken by the Company and/or the Business were the result of reasonable best efforts to respond to COVID-19 or any COVID-19 Measures and provided further that the Sellers, the Company and/or the Business, as applicable, give the Purchaser reasonable notice of such action, and, except for actions required to comply with COVID-19 Measures, Purchaser provides consent to such action in writing (such consent not to be unreasonably conditioned, withheld, or delayed).
4.2Negative Covenants. From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, except as otherwise required in this Agreement, as set forth on Schedule 4.2, as required by law or with the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not and shall cause each other member of the Company Group not to, take any of the actions listed in Section 5.6. It being acknowledged and provided that the Company may determine it needs to take measures or will sustain impacts on its business as a result of COVID-19, and nothing herein shall prevent the Company from taking, following the provision of reasonable notice to Purchaser and, except for actions required to comply with COVID-19 Measures, receipt of consent of the Purchaser (such consent not to be unreasonably conditioned, withheld, or delayed) all reasonable measures it deems fit in order to preserve its Business as a result thereof, nor shall any impact sustained by the Company Group be deemed as a breach of this Section 4.2.
4.3Reasonable Best Efforts. Each such party shall, on or prior to the Closing, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.
4.4Exclusivity. Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit its respective directors, officers, shareholders, employees, affiliates, agents, attorneys, or investment bankers (collectively, “Representatives”) to, directly or indirectly, solicit or initiate, encourage, negotiate, or accept or enter into the submission of, or proposals or offers relating to, any acquisition, recapitalization, liquidation, business combination, dissolution, or similar transaction involving all or any material portion of the Company, its subsidiaries or their respective assets or to seek financing to consummate any such transaction (a “Competing Transaction”). In addition, the Company shall, and shall cause its respective Representatives to, immediately cease any and all discussions and negotiations with third parties with respect to a Competing Transaction. If, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, any third party makes an unsolicited bid or expression of interest with respect to a Competing Transaction or otherwise requests confidential information with regard to the Company or any of its Subsidiaries in connection with a Competing Transaction, the Company shall promptly notify or cause its applicable

Representatives to notify Purchaser of such bid, expression of interest, or request, and promptly notify such third party in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering the bid, expression of interest, or request for information.
4.5Regulatory Approval. Without limiting the generality of Section 4.3:
(a)Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than June 29, 2022; and (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act. Purchaser shall pay all filing fees required under the HSR Act or any other Antitrust Law.
(b)In connection with the efforts referenced in Section 4.3 and this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other competition or antitrust related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“Antitrust Law”), or any state law, each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by law, permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 4.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.
(c)Without limiting the generality of Section 4.5(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 4.5(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Termination Date. Without limiting the generality of the foregoing, Purchaser shall promptly take and use reasonable best efforts to diligently pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of Purchaser’s acquisition of all or any portion of the Company Stock. Without limiting the foregoing, Purchaser shall not be required to take (and Purchaser’s “best efforts” shall expressly not include the taking of) any of the following actions: (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (i) any entities, assets or facilities of any member of the Company Group after the Closing or (ii) any entity, facility or asset of Purchaser or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.
4.6Consents. Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company Group is a party and that such consents have not been obtained and may not be obtained. Subject to the terms and conditions set forth in this Agreement, including compliance with the covenants set forth herein, including the last sentence of this Section 4.6, Purchaser agrees that the Sellers and the Company Group shall not have any liability whatsoever (absent Fraud) to Purchaser (and Purchaser shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof. The Purchaser further agrees that, subject to the terms and conditions of this Agreement, including compliance with the covenants set forth herein, including the last sentence of this Section 4.6, no representation, warranty, covenant or Agreement of the Sellers or any member of the Company Group contained herein shall be breached or deemed breached and no condition of the Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. As promptly as practicable after the date hereof, each member of the Company Group shall use reasonable efforts to obtain all consents of, and provide all notices to, third parties required or otherwise advisable pursuant to the terms of the applicable contracts in connection with the transactions contemplated hereby including those set forth on Schedule 4.6.
4.7Representation and Warranty Insurance Policy. In connection with the Closing, the Evolent Entities may obtain and pay for, and the Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate with the Evolent Entities prior to the Closing in order to obtain a purchaser-side representations and warranties insurance policy (the “Representation and Warranty Policy”) to provide coverage for the Evolent Entities with respect to Losses suffered or incurred with respect to breaches of or inaccuracies in the representations and warranties set forth in Article 5.

4.8Financing Cooperation.
(a)From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective officers, employees, advisors and other representatives to, at Purchaser’s sole cost and expense and at Purchaser’s reasonable request, cooperate with the Evolent Entities in connection with the arrangement of the Debt Financing, including the use of reasonable best efforts in respect of (i) participating in, on reasonable advance notice and at reasonable locations, a reasonable number of virtual or telephonic meetings, due diligence sessions, and other presentations to, and with, Financing Sources (including direct contact between the senior management and other representatives of the Company Group, on the one hand, and the actual and potential Financing Sources, on the other hand) and sessions with ratings agencies, in each case, to the extent customary in connection with financings of the type contemplated by the Commitment Letter, (ii) assisting with the preparation of customary materials for rating agency presentations, lender and investor presentations, business projections, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and other customary marketing and syndication materials required in connection with the Debt Financing (and identifying any portion of the information set forth in any of the foregoing that would constitute material nonpublic information if the Company or any parent company of the Company were a public reporting company) (it being understood that (a) none of the Company, its Subsidiaries or any Seller shall be responsible in any manner for information related to the Debt Financing that may be included in any pro forma financial statements and (b) without limiting the obligations to assist set forth in this Section 4.8, the Evolent Entities and Merger Sub shall be solely responsible for the preparation of such pro forma financial statements), (iii) furnishing the Evolent Entities with the Required Information and such other financial information regarding the Company and its Subsidiaries as may be reasonably requested in writing by the Evolent Entities in connection with the Debt Financing, (iv) delivering customary authorization letters with respect to any bank information memoranda to the extent contemplated by the Commitment Letter (which authorization letters shall be in form and substance satisfactory to the Company (it being agreed that the Evolent Entities shall furnish such letters to the Company and provide the Company with a reasonable opportunity to review and comment with respect thereto)), (v) assisting in the preparation of, and executing and delivering, as applicable, definitive financing documents (including guarantee and collateral documents and customary closing certificates with respect to the Debt Financing) as may be required by the Debt Financing and any related schedules, annexes and exhibits thereto (including by providing information in the possession of, or reasonably ascertainable by, the Company in connection therewith), (vi) assisting with the pledging of, and granting of Liens on, collateral for the Debt Financing, including by delivering notices of prepayment within the time periods required by the relevant agreements governing Indebtedness of the Company Group and obtaining customary payoff letters, lien terminations and instruments of discharge, and give any other necessary notices, to allow for the payoff, discharge and termination in full of existing Liens of the Company Group (to the extent not contemplated under this Agreement to survive the consummation of the Closing), (vii) ensuring that the Financing Sources benefit from existing lending relations (if any) of the Company, (viii) providing the Evolent Entities, Merger Sub and the Financing Sources, at least four (4) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case to the extent reasonably requested in writing by the Evolent Entities at least nine (9) Business Days prior to the Closing Date, (ix) reasonably cooperating in satisfying the conditions precedent set forth in the Commitment Letter to the extent satisfaction of any such condition reasonably requires the cooperation of, or is within the control of, the Company Group and (x) taking corporate actions reasonably necessary to permit the consummation of the Debt Financing, in each case with respect to foregoing, subject to the limitations contained in this Agreement (including Section 4.8(b) below). The Company and its Subsidiaries consent to the customary and reasonable use of the Company’s logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(b)Notwithstanding anything in this Agreement to the contrary, (i) none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, advisors, representatives or agents shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Closing, except for customary authorization letters in any marketing materials for the Debt Financing, to the extent contemplated by the Commitment Letter (which authorization letters shall be in form and substance satisfactory to the Company (it being agreed that the Evolent Entities shall furnish such letters to the Company and provide the Company with a reasonable opportunity to review and comment with respect thereto)), (ii) nothing herein shall require cooperation or other actions or efforts on the part of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, advisors, representatives or agents in connection with the Debt Financing to the extent it (A) would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) would or would reasonably be expected to cause any condition to the Closing set forth in this Agreement not to be satisfied or (C) would or would reasonably be expected cause any breach of this Agreement or any violation of Law or material Contract, (iii) neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, advisors, representatives or agents shall be required to, or be required to commit to, (1) take any action that is not contingent upon the Closing or enter into execute any agreement or document (other than customary authorization letters to the extent contemplated by the Commitment Letter (which authorization letters shall be in form and substance satisfactory to the Company (it being agreed that the Evolent Entities shall furnish such letters to the Company and provide the Company with a reasonable opportunity to review and comment with respect thereto))) unless the effectiveness thereof shall be conditioned upon, or become operative upon or after, the occurrence of the Closing, (2) take any action that would, or would reasonably be expected to, result in any officer, director, employee, agent or other representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (3) deliver or cause the delivery of (A) any certificate necessary for the Debt Financing that will be effective prior to Closing or (B) any legal opinions, (4) deliver or cause the delivery of any pro forma financial information or any other financial information not readily available to the Company (other than the Required

Information), (5) pay any commitment or other similar fee in connection with the Debt Financing prior to the Closing, (6) waive or amend any terms of this Agreement or any other material Contract to which the Company or its Subsidiaries is party, (7) provide access to or disclose information where the Company determines that such access or disclosure would or would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or material Contract, or take any action that will conflict with or violate the organizational documents of Company or any of its Subsidiaries or any legal requirements or result in the contravention of, or would reasonably be expected to result in a violation or breach of, or default under, any Law or material Contract, provided that the Company Group shall use reasonable best efforts to provide such information in a manner that would not jeopardize the attorney client privilege or result in such contravention, breach or violation, or (8) adopt resolutions or take similar action approving the Debt Financing effective prior to the Closing (or otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing is made, except for customary authorization letters in any marketing materials for the Debt Financing to the extent contemplated by the Commitment Letter (which authorization letters shall be in form and substance satisfactory to the Company (it being agreed that the Evolent Entities shall furnish such letters to the Company and provide the Company with a reasonable opportunity to review and comment with respect thereto))) (it being agreed that directors and officers of Subsidiaries of the Company may sign resolutions or consents that do not become effective until the Closing solely to the extent that they will remain directors and/or officers after giving effect to the Closing). All non-public or other confidential information provided by the Company or its Subsidiaries pursuant to this Section 4.8 shall be kept confidential in accordance with the Confidentiality Agreement, except that Purchaser and Merger Sub shall be permitted to disclose such information to any Financing Sources or potential Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) as permitted pursuant to the Confidentiality Agreement. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee, make any other payment, incur any other liability or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing prior to the Closing. Purchaser shall reimburse the Company, its Subsidiaries and the Sellers and their respective Representatives for any reasonable and documented out of pocket fees and expenses incurred pursuant to this Section 4.8 (other than with respect to the Company’s obligations to deliver the Required Information and, for the avoidance of doubt, compensation of its and its Subsidiaries’ employees) and shall indemnify and hold harmless the Company, its Subsidiaries and the Sellers and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 4.8; provided, that the Evolent Entities shall not have any obligation to indemnify and hold harmless any such party or Person to the extent that any such damages suffered or incurred arose from (x) historical information provided by or on behalf of the Company or its Affiliates or (y) the willful misconduct, gross negligence, fraud or intentional misrepresentation of, the Company or any of its Subsidiaries or its or their respective Representatives. Notwithstanding the foregoing, it is understood and agreed by the Evolent Entities that receipt of third-party financing is not a condition to the obligation of such Persons to consummate the Closing.

(c)Notwithstanding anything to the contrary herein, a breach by the Company of its obligations under this Section 4.8 shall not constitute a breach of this Agreement or a breach for purposes of Article VI or a failure of the conditions precedent set forth in Section 3.2 unless (i) Purchaser provides reasonably prompt written notice of the alleged breach of this Section 4.8, specifying in reasonable detail specific steps to cure such alleged breach in a manner consistent with this Section 4.8 and provides the Company with a reasonable period of time to cure such breach, (ii) such breach constitutes a material breach of Section 4.8 and has not been cured within the applicable period specified by Purchaser and (iii) such breach directly results in, and is the primary cause of, the Debt Financing not being available to Purchaser.
4.9Financing Efforts.
(a)The Evolent Entities shall use reasonable best efforts to take, and shall cause their Affiliates and Representatives to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and obtain the Debt Financing at Closing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts (i) to maintain in effect the Commitment Letter until the consummation of the Closing and the other transactions contemplated hereby and to comply with their obligations, including the satisfaction at or prior to the Closing of all conditions to the funding of the Debt Financing under the Commitment Letter, (ii) to negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions consistent with those set forth in the Commitment Letter (including any “market flex” provisions therein or in any Fee Letter), and (iii) to consummate the Debt Financing at or prior to or, concurrently with, the Closing. The Evolent Entities shall not without the written consent of the Company, not to be unreasonably withheld, conditioned or delayed, consent to or cause (a) any amendment or modification to, or any waiver of any provision under, the Commitment Letter if such amendment, modification or waiver (i) imposes new or additional conditions, or otherwise expands any of the conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing, or (ii) reduces the aggregate amount of the Debt Financing committed to be funded at Closing below the Required Amounts or (iii) permits or effects any assignment, release or termination of the Commitment Letter or of the obligations of any counterparty thereto (provided, that nothing herein shall foreclose the Financing Sources party to the Commitment Letter from making assignments to their respective Affiliates in accordance with the terms hereof), (b) any other amendment, modification to, or any waiver of any provision under, the Commitment Letter that would reasonably be expected to adversely affect the ability of the Evolent Entities to consummate the transactions contemplated by this Agreement prior to the Termination Date (provided, that, so long as any such event is not otherwise prohibited by this sentence, (x) the Evolent Entities may replace or amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof, in each case to the extent contemplated by the Commitment Letter and (y) the exercise of any unredacted “flex” provisions in any Fee Letter will not be deemed an amendment, modification or waiver under the Commitment Letter under this Section 4.9), (c) any other amendment, modification to, or any waiver of any provision under, the Commitment Letter that would reasonably be expected to (i) make the funding of any portion of the Debt Financing (or satisfaction of the conditions to obtaining any portion of the Debt Financing) less likely to occur, (ii) adversely impact the ability of the Evolent Entities to enforce its rights against the other parties to the Commitment Letter or the definitive agreements with respect thereto in any material respect, or (iii) delay or prevent the funding of any portion of the Debt Financing at the Closing, or (d) any early termination of the Commitment Letter unless it is replaced with a new commitment that, were it structured as an amendment to the existing Commitment Letter, would satisfy the requirements of this Section (the foregoing clauses (a) through (d), collectively, an “Adverse Effect on Financing”). The Evolent Entities shall, upon reasonable request of the Company, keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and finalize the Debt Financing.
(b)The Evolent Entities shall promptly (and, in any event, within two (2) Business Days) notify the Company in writing of the occurrence of any Financing Notice Event. Without limiting its other obligations under this Section 4.9, if a Financing Failure Event occurs, the Evolent Entities shall (i) use reasonable best efforts to, as promptly as practicable following the occurrence of such Financing Failure Event, take, and cause their Affiliates and Representatives to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable (in each case, on a reasonable best efforts basis) to obtain alternative debt financing (the “Alternative Financing”) in any amount necessary to replace any unavailable portions of the Debt Financing from the same or other sources and which do not include terms and conditions to the consummation of such Alternative Financing that are materially less favorable (taken as a whole) to the Evolent Entities than the terms and conditions set forth in the Commitment Letter (including the “flex” provisions of any Fee Letters), and (ii) promptly provide the Company with a true and complete copy of a new financing commitment in respect of such Alternative Financing; provided, however, that in no event shall any such Alternative Financing, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), have an Adverse Effect on Financing. Upon any permitted amendment, supplement, modification or replacement of the Commitment Letter (including with respect to any Alternative Financing) in accordance with clause (a) or (b) of this Section 4.9, the term “Commitment Letter” shall mean the Commitment Letter as so amended, supplemented, modified or replaced, and references to “Debt Financing” shall include the financing contemplated by the Commitment Letter as so amended, supplemented, modified or replaced.
4.10Written Consent. Promptly, and in any event within twenty-four (24) hours, following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the board of directors of the Company, solicit and use its reasonable best efforts to obtain the Written Consent. Upon obtaining the Written Consent, the Company shall promptly send a copy of such Written Consent to all Company Stockholders entitled to receive such copy under the organizational documents of the Company and applicable law.
4.11Registration of Shares. Parent agrees to prepare and file with the SEC, at its discretion, either (a) a Registration Statement on Form S-3ASR (or a Registration Statement on Form S-3 if it is no longer eligible to file a Registration Statement on Form S-3ASR) or (b) a prospectus supplement pursuant to Rule 424(b)(7) under the Securities Act (the “Prospectus Supplement”) relating to Parent’s Registration Statement on Form S-3ASR, in either such case covering the resale of the Share Consideration pursuant to the Registration Rights Agreement.

The Company shall use its commercially reasonable efforts to ensure that all Accredited Investor Questionnaires to be delivered in connection with such Registration Rights Agreement are delivered to Parent at least three (3) Business Days prior to the Closing.
4.12Pre-Closing Financial Statements.
(a)Until the Closing Date, the Company shall deliver to Purchaser within thirty (30) days after the end of each month a copy of the unaudited monthly consolidated financial statements of the Company Group as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the preparation of the monthly unaudited Financial Statements.
(b)Following the date hereof and until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, the Company shall use commercially reasonable efforts to ensure that on the later of August 12, 2022 or 12 days after the Closing, the Company shall deliver to Purchaser in an Excel format, the unaudited consolidated monthly balance sheets of the Company Group and the related unaudited consolidated monthly statements of operations for each month beginning January 2022 to June 30 2022, each prepared in accordance with GAAP as it applies to a public business entity (except that such balance sheet and related statements of operations are subject to normal year-end adjustments and reclassifications (which are not materially individually or in the aggregate) and lacks footnote disclosure and other presentation items).
(c)Following the date hereof and until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 7, the Company shall use commercially reasonably efforts to ensure that on the later of August 12, 2022 or 12 days after the Closing, the Company shall deliver to Purchaser in Excel format, the unaudited consolidated monthly balance sheets of the Company Group and the related unaudited consolidated monthly statements of operations for each month beginning January 2021 to December 31, 2021, each prepared in accordance with GAAP as it applies to a public business entity (except that such balance sheet and related statements of operations are subject to normal year-end adjustments and reclassifications (which are not material individually or in the aggregate) and lacks footnote disclosure and other presentation items).
4.13Notices. Promptly following the date hereof, the Company shall deliver each of the notices set forth on Schedule 4.13.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
As a material inducement to the Evolent Entities and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to the Evolent Entities and Merger Sub as of the date hereof and as of the Closing as follows:

5.1Organization and Power; Subsidiaries and Investments.
(a)Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth on Schedule 5.1(a) no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.
(b)Except as set forth on Schedule 5.1(b), each member of the Company Group is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Schedule 5.1(b), which jurisdictions constitute all of the jurisdictions in which the ownership, operation, or lease of properties or the conduct of the Business requires such member of the Company Group to be so qualified, except to the extent the failure to be so licensed or qualified would not have a Material Adverse Effect. Each member of the Company Group has all requisite corporate power and authority to own, lease and operate the properties currently owned by it and to carry on its business as now conducted. The organizational documents of each member of the Company Group, accurate and complete copies of which have previously been furnished to Purchaser, reflect all amendments thereto, and are correct and complete in all respects. No member of the Company Group is in breach or default of any material obligation under its organizational documents.
5.2Authorization. The execution, delivery and performance by the Company Group of this Agreement, the other agreements contemplated hereby to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the members of the Company Group, as the case may be, and no other act or proceeding on the part of any member of the Company Group, their respective governing bodies or stockholders is necessary to authorize the execution, delivery or performance by the Company Group of this Agreement or any other agreement contemplated hereby to which it is a party or the consummation of any of the transactions contemplated hereby or thereby other than the Written Consent. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby to which it is a party upon execution and delivery by the members of the Company Group, as applicable, will each constitute, a valid and binding obligation of such member of the Company Group, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).
5.3Capitalization.
(a)Schedule 5.3(a) accurately sets forth the authorized and outstanding equity interests of the Company and the name, number, class and series (if applicable) of equity interests held by each holder thereof. All of the issued and outstanding equity of the Company, and the Stock Options, have been duly authorized and validly issued, are fully paid and nonassessable, free and clear of all Liens (except for Liens under applicable securities laws or Liens under any stock option award agreement), and were offered, issued, sold and delivered in compliance with all applicable Law and regulations governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights. Except for this Agreement and as may be set forth on Schedule 5.3(a), there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, preemptive or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. Schedule 5.3(a) sets forth, as of the date of this Agreement, a true, correct and complete list of each outstanding Stock Option, including, in each case to the extent applicable, the holder thereof, the date of grant, the number of shares Company Stock issuable thereunder on the grant date, and the exercise price with respect thereto. Each Stock Option was granted in material compliance with all applicable Laws and, with respect to the Stock Options, the terms and conditions of the Company Stock Plan. Except as may be set forth Schedule 5.3(a), there are no voting agreements or other contracts, agreements, commitments, arrangements, instruments or rights of any kind of nature outstanding or in effect with respect to the equity interests of the Company or which restrict the transfer of the equity interests of the Company. Except as set forth on Schedule 5.3(a), there are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.
(b)Each of the Company’s Subsidiaries is wholly-owned, directly or indirectly, by the Company. Schedule 5.3(b) accurately sets forth (i) the name of each member of the Company Group (other than the Company), (ii) the jurisdiction of its formation or organization and (iii) the name and number of equity interests held by each Person holding equity interests thereof.
(c)The information set forth on the Distribution Waterfall is and will be at Closing true and correct (subject to the assumptions set forth therein (including all amounts and estimates)). No Person will be entitled to receive any payment or consideration as a result of the Merger or the other transactions contemplated by this Agreement or any other agreement entered into in connection with this Agreement, other than the Persons and in the amounts shown in the Distribution Waterfall. The allocation of Final Merger Cash Consideration and Share Consideration among the Sellers in the manner contemplated by Section 2.6 and the Distribution Waterfall is consistent with, and determined in accordance with, the applicable provisions of the Company Charter and Bylaws.
5.4Absence of Conflicts. Except as set forth on Schedule 5.4, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) the Company Charter and Bylaws, any other organizational documents of any member of the Company Group or (ii), any contract set forth on

(or required to be set forth on) Schedule 5.9(a), except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice is not material to the Company Group, taken as a whole; (b) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law), except where such failure to give notice, file, or to obtain such authorization, consent, approval or exemption would not be material to the Company Group, taken as a whole; (c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Court Order or Laws applicable to the members of the Company Group or Governmental Licenses, or (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any member of the Company Group.
5.5Financial Statements. Schedule 5.5 contains the following financial statements (the “Financial Statements”):
(a)the unaudited consolidated balance sheet of the Company Group as of April 30, 2022 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations for the four-month period then ended;
(b)the unaudited consolidated balance sheet of the Company Group as of December 31, 2021 and the related unaudited consolidated statements of operations for the annual period then ended;
(c)the audited consolidated balance sheets of the Company Group as of December 31, 2020 and 2019 and the related consolidated statements of operations, stockholders’ equity and cash flows for the annual periods then ended; and
(d)the audited consolidated balance sheet of the Company Group as of December 31, 2021 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from March 2021, to December 31, 2021.
Except as set forth Schedule 5.5, each of the foregoing Financial Statements is derived from and in accordance with the Company Group’s books and records and is accurate and complete in all respects and presents fairly in all material respects the consolidated financial condition, results of operations and changes in cash flows of the Company Group throughout the periods covered thereby, and such Financial Statements have been prepared in accordance with GAAP (with the latest audited financial statements being prepared in accordance with GAAP) consistently applied throughout the periods indicated (except that the Latest Balance Sheet and the related unaudited consolidated statements of operations and cash flows are subject to normal year-end adjustments and reclassifications (which are not material individually or in the aggregate) and lacks footnote disclosure and other presentation items). The Company Group maintains a standard system of accounting established and administered in accordance with GAAP. No member of the Company Group has any liabilities in respect of Indebtedness except as set forth on Schedule 5.5. For each item of Indebtedness, Schedule 5.5 correctly sets forth the debtor, the Contract governing the Indebtedness, the principal amount of the Indebtedness as the date of this

Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all Contracts governing all related Liens). All accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the Latest Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Final Working Capital, or Final Cash (as applicable), have arisen or will arise in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations owed to an member of the Company Group and subject only to consistently recorded reserves for bad debts set forth on the Latest Balance Sheet have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and will not be subject to any contests, claims, counterclaims or setoffs.
5.6Absence of Certain Developments. Except as set forth Schedule 5.6, since December 31, 2021, the Company Group as a whole has operated in the ordinary course of business and has not:
(a)suffered a Material Adverse Effect;
(b)sold, leased, assigned, licensed or transferred any of its assets or portion thereof in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate (other than in the ordinary course of business and sales of obsolete assets or assets with no book value) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;
(c)made any capital expenditures or commitments therefor in excess of $500,000 in the aggregate, other than, other than in the ordinary course of business;
(d)suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;
(e)created, incurred, assumed or guaranteed any Indebtedness either involving more than $250,000 in the aggregate or outside the ordinary course of business, except, in any case, for borrowings under the Existing Credit Agreement necessary to meet ordinary working capital requirements;
(f)amended or authorized the amendment of its certificate of incorporation or bylaws (or equivalent governing documents);
(g)made any material change in its accounting methods or practices or financial reporting principles, except in so far as was required in order to comply with a change in GAAP;
(h)declared, set aside or paid any dividends on or made any other distributions (whether in cash, equity interests or property) in respect of any Company Stock or split, combined or reclassified any Company Stock;

(i)issued, sold, delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of any class of Company Stock or any other any equity interests or equity equivalents (including any options or appreciation rights) or purchased, redeemed or otherwise acquired any of its Company Stock;
(j)adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement);
(k)assumed, guaranteed, endorsed or otherwise became liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person;
(l)made any loans, advances or capital contributions to or investments in any other Person, except for normal extensions of credit to customers in the ordinary course of business;
(m) entered into, amended, waived any rights under, renewed, or terminated any Contract listed, or that would be required to be listed, on Schedule 5.9(a), or failed to exercise any rights of renewal under any Contract listed or that would be required to be listed, on Schedule 5.9(a);
(n)sold, assigned, transferred, leased, licensed, encumbered, abandoned or permitted to lapse any of its material Intellectual Property Rights, except for non-exclusive licenses granted to customers, distributors, suppliers, or service providers in the ordinary course of business;
(o)hired, engaged or terminated any current or former director, officer, employee or individual independent contractor with annual base compensation in excess of $150,000, or entered into, adopted, materially amended or terminated any Employee Plan, or materially increased the compensation or benefits payable to any current or former director, officer, employee, or individual independent contractor;
(p)incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business);
(q)entered into any transactions with any Seller (or any Affiliate of any Seller) or any Affiliate of the Company;
(r)initiated, threatened or settled any litigation or action before or by any Governmental Authority involving any member of the Company Group or any of their current or former employees or independent contractors;
(s)(i) made, changed, or revoked any material Tax election, (ii) made any material change in its Tax accounting methods, (iii) settled or compromised any audit, dispute, proceeding, or investigation in respect of any material Tax claim or assessment, (iv) consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (v) filed any amended Tax Return relating to material Taxes, or (vi) entered into any contractual obligation in respect of material Taxes with any Governmental Authority;
(t)acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquired or licensed any assets or properties (other than inventory or Intellectual Property Rights in the ordinary course of business) that were material to the Company Group taken as a whole; or
(u)committed or agreed to do any of the foregoing (other than negotiations and agreements with Purchaser and its representatives regarding the transactions contemplated by this Agreement).
5.7Real Property.
(a)Leased Real Property. Schedule 5.7 sets forth the address of each Leased Real Property facility of the Company Group. Except as set forth on Schedule 5.7, with respect to each of the leases for such Leased Real Property facility: (i) such lease is in all material respects legal, valid, binding and enforceable against the member of the Company Group which is party to such lease, and is in full force and effect subject to proper execution of such lease by the other parties thereto and has not been modified; (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease; and (iii) no member of the Company Group, and, to the Company’s Knowledge, no other party, is in material breach or material default under any such lease, nor has an event occurred or does a circumstance exist which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease.
(b)Real Property Used in the Business. The Leased Real Property identified on Schedule 5.7 comprises all of the material real property used in the operation of the Business or leased by any member of the Company Group. No member of the Company Group has a fee interest in any real property. The Company Group has a leasehold interest in each parcel of Leased Property, subject to proper authorization and execution of the lease with respect to each parcel of Leased Property by the other party thereto and the application of any bankruptcy or other creditor’s rights laws, free and clear of all Liens (except for Permitted Liens), and except as disclosed on Schedule 5.7, no member of the Company Group has assigned or sublet its interest in any Leased Real Property facility or parcel.
5.8Assets. One or more members of the Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the tangible and intangible personal property and assets shown on or accounted for in the Latest Balance Sheet. All of the tangible assets (whether owned or leased) of the Company Group are in good condition and repair (ordinary wear and tear excepted) and collectively constitute all of the tangible properties, rights, interests and other tangible assets used in or necessary to enable the Company Group to conduct its Business as now conducted.

5.9Contracts and Commitments.
(a)Schedule 5.9(a) sets forth a true and complete list of the following Contracts (other than purchase orders and invoices entered into in the ordinary course of Business) to which any member of the Company Group is a party and which are in effect as of the date hereof (together with any Contracts or other commitments entered into pursuant to Section 4.2 which would be a Contract if entered into on the date hereof):
(i)    Contracts which provide for the sale of products or services by any member of the Company Group that contemplates or involves the payment or delivery of cash or other consideration to the Company in an amount or having a value in excess of $250,000, other than purchase orders for sale of inventory in the ordinary course of business;
(ii)    Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by any member of the Company Group from any one Person that contemplates or involves the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $250,000;
(iii)    Contracts (A) evidencing the Indebtedness of the Company Group, (B) relating to the creation of any security interest or Lien in the Company Group’s assets (other than Permitted Liens) or (C) relating to any guaranty by any member of the Company Group of any Indebtedness or other obligation in respect of borrowed money;
(iv)    Contracts with any director, officer, employee or individual independent contractor of any member of the Company Group that provide for compensation in any calendar year in excess of $100,000 and that are not immediately terminable by the applicable Company Group member without cost, advance notice or Liability;
(v)    collective bargaining agreements or Contracts with any labor union, works council, or other similar employee representative group (each, a “Union”) respecting employees of the Company Group;
(vi)    settlement Contracts with respect to any action before or by any Governmental Authority pursuant to which the Company Group is subject to any outstanding material monetary or other obligations as of the date of this Agreement;
(vii)    Contracts which provides for indemnification of any employee, officer or director of the Company Group;
(viii)    all licenses, sublicenses, and other Contracts pursuant to which a member of the Company Group is granted a license or rights under (including, without limitation, any covenant not to sue, co-existence agreement, or similar agreements), receives an assignment of rights in, or is otherwise authorized to use or exploit any Intellectual Property Rights of any Person (“Licensed IP Rights”), but excluding (i) licenses for off-the-shelf, “shrink wrap” and other similar generally commercially available software that (A) is generally available to similarly-situated Persons as the Company Group on general commercial terms, and (B) involves license, maintenance, support and other fees less than $30,000 per year in the aggregate, and (ii) agreements with current and former employees, individual consultants, and individual independent contractors of the Company Group entered into on the Company Group’s applicable form(s) of agreement in the ordinary course of business, copies of which form(s) of agreement have been provided to Purchaser;
(ix)    all licenses, sublicenses, and other Contracts pursuant to which any Person is granted a license or rights under (including, without limitation, any covenant not to sue, co-existence agreement, or similar agreements), receives an assignment of rights in, or is otherwise authorized to use or exploit any Company-Owned IP Rights, but excluding non-exclusive licenses to customers, resellers, and distributors entered into in the ordinary course of business (such Contracts listed on Schedule 5.9(a)(ix), collectively, “Outbound IP Contracts”);
(x)    Contracts with any Governmental Authority other than sale orders for the sale of inventory in the ordinary course of business;
(xi)    Contracts relating to the marketing, sale, advertising or promotion of its products or services involving consideration in excess of $250,000;
(xii)    Contracts with the Company Group’s top seven (7) Payor customers based on revenue attributable to such customers during the 2021 fiscal year (each a “Material Customer”);
(xiii)    Contracts with the largest fifteen (15) ambulatory surgery centers or other health care facility pursuant to which the Company Group provides management services and/or billing services by dollar value of services provide by the Company Group for fiscal year 2021 (“Managed Surgical Centers”);
(xiv)    any supply or services Contracts with the Company Group’s top ten (10) vendors or suppliers based on amounts purchased from such vendors or suppliers during the 2021 fiscal year (each a “Material Supplier”);
(xv)    other than Contracts with Managed Surgical Centers, any agreement with any health care professional (other than an employment agreement);
(xvi)    Contracts imposing any restriction on the right or ability of any member of the Company Group to (A) engage or participate in any line of business, (B) market or geographic area (C) compete with or hire any other Person or solicit any customer, vendor, employee or other service provider;
(xvii)    Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services, or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xviii)    Contracts with respect to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;
(xix)    Contracts between members of the Company Group or otherwise required to be set forth on Schedule 5.19;
(xx)    Contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $150,000;
(xxi)    Contracts relating to the acquisition or disposition of any material business, stock or assets that has obligations that are still in effect or under which any member of the Company Group has any Liability or remaining obligations, including with respect to an “earn out”, contingent purchase price, or similar contingent payment obligation, or any indemnification obligation; and
(xxii)    any amendment, supplement or modification (whether written, or to the Knowledge of the Company, oral) in respect of any of the foregoing and any Contract or commitment to enter into any of the foregoing.
(b)Except as disclosed on Schedule 5.9(b): (i) to the Knowledge of the Company, no Contract set forth on Schedule 5.9(a) has been breached in any material respect or canceled or terminated by the other party which has not been duly cured or reinstated; (ii) no Contract set forth on Schedule 5.9(a) has been breached or violated by any member of the Company Group which has not been duly cured or reinstated; (iii) no member of the Company Group is in receipt of any written claim or, to the Knowledge of the Company, other notice or communication of default or intent to cancel, amend or terminate under any such Contract; and (iv) each Contract listed on Schedule 5.9(a) is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).
(c)With respect to the Company’s largest one hundred (100) ambulatory surgery centers or other health care facilities pursuant to which the Company Group provides management services and/or billing services by dollar value of services provide by the Company Group for fiscal year 2021 (“Top Surgical Centers”), (i) the name of each Top Surgical Center is set forth on Schedule 5.9(c), (ii) to the Knowledge of the Company, no Contract with any Top Surgical Center has been breached in any material respect or canceled or terminated by the other party which has not been duly cured or reinstated; (ii) no Contract with any Top Surgical Center has been breached or violated by any member of the Company Group which has not been duly cured or reinstated; (iii) no member of the Company Group is in receipt of any written claim or, to the Knowledge of the Company, other notice or communication of default or intent to cancel, amend or terminate under any Contract with any Top Surgical Center and (iv) each Contract with a Top Surgical Center is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, except (A) as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity) or (B) to the extent that the breach, default, termination or invalidity of Contracts with the Top Surgical Centers, are not or would not be expected to be material to the Company Group taken as a whole.
5.10Intellectual Property Rights and Privacy.
(a)As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Company-Owned IP Rights” means all Intellectual Property Rights owned or purported to be owned by any member of the Company Group, including all Company Registered IP Rights and Company Software.
(ii)        “Company IP Rights” means all Intellectual Property Rights used in the conduct of the Business, including all Company-Owned IP Rights and Licensed IP Rights.
(iii)    “Company Registered IP Rights” means United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (c) registered Internet domain names, and (d) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by any member of the Company Group.
(iv)    “Company Source Code” means the software source code of any Software embodying any Company-Owned IP Rights.
(v)    “Handling” means the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale or distribution of information.
(vi)    “Intellectual Property Rights” means any and all worldwide rights, title and interests in and to all intellectual property rights of every kind and nature, however denominated, including: (a) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets, confidential information, and proprietary information; (c) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto throughout the world; (d) industrial designs; (e) trademarks, trade names, logos, service marks, brands, and trade dress (“Trademarks”), any registrations or applications therefor, and related goodwill and activities associated therewith; (f) all rights in databases and data collections and all other proprietary rights in Software and technology; (g) domain names and social media accounts and handles; (h) rights of privacy and publicity, and moral rights; (i)  all other intellectual property and proprietary rights; and (j) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights and contractual rights relating to any of the foregoing.
(vii)    “Malicious Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm Software, hardware or data.
(viii)    “Open Source Software” means any software subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License, or software distributed under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license. For the avoidance of doubt, Open Source Software includes, without limitation, software subject to “copyleft” licenses.
(ix)    “Personal Information” means any information that (i) relates to an individual Person and (A) is subject to Handling obligations under applicable Law or Contract, or (B) is subject to a requirement, under applicable Law or Contract, that any Person be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, (ii) alone or in combination with other information, is capable of identifying a specific individual Person, or (iii) constitutes any health or other sensitive information of an individual Person.
(x)    “Privacy Laws” means all applicable Laws, other than HIPAA, concerning the Handling of Personal Information or other individually identifiable information including, without limitation, state data breach notification Laws, state health information protection Laws, state social security number protection Laws, the Federal Trade Commission Act, U.S. federal and state Law, in particular the California Consumer Privacy Act of 2018 and its regulations, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the New York SHIELD Act, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time (“PCI-DSS”), the Americans with Disabilities Act (ADA), and all other state Laws concerning privacy and consumer protection.
(xi)    “Software” means computer software programs, operating systems and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.
(xii)    “System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by any Company Group member, including any outsourced systems and services, that are owned or used by any Company Group member.
(b)Schedule 5.10(b) sets forth a complete and accurate list of all Company Registered IP Rights, including for each item, (i) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, (ii) the recorded owner(s), (iii) the application number and application date, (iv) the registration number and registration date, and (v) the status of such Company Registered IP Rights (i.e., whether issued, registered, or applied for). Each item of Company Registered IP Rights is subsisting and valid and enforceable (or in the case of applications, applied for), and all registration, maintenance and renewal fees currently due in connection with such Company Registered IP Rights have been paid. Schedule 5.10(b) also sets forth a complete and accurate list of: (A) each item of material proprietary Software owned or purported to be owned by a member of the Company Group (“Company Software”), and (B) all material unregistered Trademarks.
(c)The Company Group, collectively, exclusively owns worldwide rights, titles and interests in and to all Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens and licenses granted in the Outbound IP Contracts), and is the owner of record of all Company Registered IP Rights. No Company-Owned IP Rights are subject to any outstanding Court Order, and there is no pending or, to the Company’s Knowledge, threatened Action challenging the ownership, validity, use and legality, scope of right or enforceability of any Company-Owned IP Rights. The Company Group owns, or is duly licensed under or otherwise authorized to use, all Company IP Rights, free and clear of any Liens, other than Permitted Liens, and without any infringement, misappropriation or violation of the Intellectual Property Rights of any Person. The Company Group will continue to own or have after the Closing valid rights or licenses as are sufficient to use all of the Company IP Rights to the same extent as prior to the Closing. The Company IP Rights constitute all the Intellectual Property Rights currently used in or necessary for the conduct of the business of each Company Group as of the date of this Agreement. The consummation of the transactions contemplated by this Agreement (i) will not result in the loss or impairment of the Company Group’s rights in any Company-Owned IP Rights and (ii) will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which any member of the Company Group is a party and pursuant to which such member is authorized or licensed to use any Licensed IP Rights.
(d)Each member of the Company Group has taken commercially reasonable measures and maintained commercially reasonable practices to protect and preserve the security and confidentiality of all material confidential information and trade secrets owned by such member of the Company Group and all third-party confidential information or trade secrets in the possession or control of such member of the Company Group. The Company Group has required all employees and other Persons with access to the confidential information and trade secrets of a member of the Company Group to execute enforceable Contracts requiring them to maintain the confidentiality of such confidential information and trade secrets and use such information only for the benefit of the Company Group. To the Knowledge of the Company, no material confidential information or trade secret of a member of the Company Group has entered the public domain.
(e)Except as set forth on Schedule 5.10(e), the Company Group has secured, by present assignment to a member of the Company Group pursuant to an enforceable written Contract or by operation of Law, from all current and former consultants, advisors, independent contractors and employees who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any portions of Company-Owned IP, exclusive ownership of, all of such consultant’s, advisor’s, independent contractor’s or employee’s rights, titles and interests in and to such Intellectual Property Rights.
(f)Except as set forth on Schedule 5.10(f), to the Knowledge of the Company, there is currently no, and in the past four (4) years there has not been any unauthorized use, unauthorized disclosure, interference, infringement, violation, dilution or misappropriation of any Company-Owned IP Rights by any Person. Except as set forth on Schedule 5.10(f), no member of the Company Group has (i) brought any Action for or given any notice alleging interference, infringement, violation, dilution, or misappropriation of any Company-Owned IP Rights, nor (ii) issued any written communication inviting any Person to take a license, ownership interest, release, covenant not to sue, or similar right with respect to the Company-Owned IP Rights that such member of the Company Group believes is being infringed or violated by such Person.
(g)Except as set forth on Schedule 5.10(g), the Company Group, the Company Group’s operation of its business, and the use of any products or services of the Company Group have not in the past four (4) years interfered with, misappropriated, infringed, diluted, or violated any Intellectual Property Rights of any Person in any material respect, and do not interfere with, misappropriate, infringe, dilute, or violate any Intellectual Property Rights of any Person in any material respect. No member of the Company Group has received any charge, complaint, claim, demand or notice from any Person in the past four (4) years alleging any such interference, misappropriation, infringement, dilution, or violation of Intellectual Property Rights (including any invitation to license or a request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Company Group’s business or use of the Company Group’s products or services. No member of the Company Group is or has been party to any Action in the past four (4) years alleging such interference, misappropriation, infringement, dilution, or violation.
(h)The Company Group, collectively, (i) lawfully owns, leases, licenses, or otherwise has a valid and adequate right to use via Contract all Systems that are used in the operations of the Business, which are reasonably sufficient for the immediate needs of the Company Group, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing. In the past four (4) years, there has been no failure or other material substandard performance of any System, in each case which has caused a material disruption to any Company Group member. The Company Group maintains commercially reasonable security, back-up, disaster recovery and business continuity plans, procedures and facilities and acts in compliance therewith in all material respects, and the Company Group has taken commercially reasonable steps to test such plans and procedures on a periodic basis and such plans and procedures have proven effective in all material respects. No Company Group member has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company Group member holds rights to any third-party Software, nor has received any notice of intent to conduct any such audit.

(i)Schedule 5.10(i) lists all Open Source Software contained in the Company Software and describes (i) the applicable software name and version number, and (ii) the license under which such code was obtained. Except as disclosed on Schedule 5.10(i), none of the Company-Owned IP Rights or any product or service of a member of the Company Group constitutes, contains or is dependent on any Open Source Software. Each member of the Company Group is in compliance, in all material respects, with the terms and conditions of all Contracts relating to Open Source Software used by such member of the Company Group in any manner, including attribution and notice obligations. No member of the Company Group has incorporated, distributed or combined Open Source Software into or with any Software of the Company Group or Company-Owned IP Rights, or otherwise used Open Source Software, in such a manner that (i) would require any such Software or Company-Owned IP Rights to be disclosed, delivered, distributed, licensed or otherwise made available in source code form, (ii) limit a Company Group member’s freedom to seek full compensation in connection with the marketing, licensing or distribution of any of the material products or services of the Business, (iii) allow a third party to decompile, disassemble or otherwise reverse engineer or re-license any such Software or Company-Owned IP Rights, or (iv) grant any patent license, non-assertion covenant, or other rights under any such Software or Company-Owned IP Rights.
(j)No member of the Company Group has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code or trade secret that is part of the Systems, product or services of the Company Group, other than disclosures to employees, contractors and consultants involved in the development of Company Software products and subject to written agreements requiring such employees, contractors, and consultants to maintain the confidentiality of such Company Source Code. No event has occurred, none of the Company-Owned IP Rights are or have been used in a manner, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery, distribution or license of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Software products and subject to written agreements requiring such employees, contractors, and consultants to maintain the confidentiality of such Company Source Code.
(k)The Company Group possesses and maintains a complete and accurate copy of all Company Source Code and other documentation and materials necessary to assemble, compile, link, modify, maintain, support and operate the Company Software in all material respects. The Company Software: (i) conforms in all material respects with all current specifications established by the Company Group; (ii) is operative for its intended purpose free of any material defects or deficiencies; and (iii) has been maintained by the Company Group. There is no Malicious Code in any of the Company Software or the Systems owned by the Company Group.
(l)The Company Group’s Handling of Personal Information is and for the past four (4) years has been in compliance, in all material respects, with all Privacy Laws and Contracts (including privacy policies, data subject consents and terms of use) applicable to any Company Group member or to which any Company Group member is bound (“Data Security

Requirements”). In the past four (4) years, the Company Group has maintained and complied, in all material respects, with written policies and procedures regarding data security and privacy, which policies are consistent in all material respects with all applicable Privacy Laws, and has maintained administrative, technical and physical safeguards designed to protect the confidentiality, privacy and security of all Personal Information collected by or on behalf of the Company Group that are reasonable and, in any event, in material compliance with all Data Security Requirements. The Company Group has not been involved in any legal proceeding, received any written complaint or notification from any Person or been subject to any investigation by a Governmental Authority, in each case involving a breach or alleged breach of or noncompliance with any Data Security Requirements. In the past four (4) years: (i) no breach, security incident or violation of any Data Security Requirements in relation to Personal Information has occurred or is threatened; and (ii) no circumstance has arisen in which applicable Privacy Laws would require the Company Group to notify any Governmental Authority of any breach, security incident or unauthorized or illegal disclosure or use of Personal Information. The Company Group has the right in accordance with the Data Security Requirements to Handle Personal Information for the purpose such information is and has been Handled by the Company Group. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will violate any applicable Data Security Requirements. Upon execution of this Agreement, the Company Group shall have the right to use and process any Personal Information collected, processed or used by them before the signature date of this Agreement in order to be able to conduct the ordinary course of Business, to the same extent as immediately prior to such execution. Each member of the Company Group has entered into commercially reasonable arrangements to the extent required by applicable Privacy Laws with vendors, service providers and other Persons whose relationship with such Company Group involves the Handling of Personal Information. Each member of the Company Group has (i) regularly conducted vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to, Systems and conducted all security management processes required by Privacy Laws and/or HIPAA (collectively “Information Security Reviews”), (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews, and (iii) installed generally available software security patches and other fixes to identified technical information security vulnerabilities in accordance with industry standards. The Company Group provides its workforce members with periodic training on privacy and data security matters in material compliance with Privacy Laws.
5.11Governmental Licenses and Permits. Schedule 5.11 contains a complete and accurate listing of all material Governmental Licenses used by the Company Group in the conduct of the Business. All such Governmental Licenses are in full force and effect. Except as indicated on Schedule 5.11, one or more members of the Company Group owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Business. Each member of the Company Group is in compliance in all material respects with the terms and conditions of such Governmental Licenses and has been for the six (6) prior years in compliance in all material respects with the terms and requirements of its Governmental Licenses, and no suspension, cancellation, termination, modification, revocation, forfeiture, or nonrenewal of any such Governmental License is pending or, to the Company’s Knowledge, threatened.

5.12Litigation; Proceedings. Except as set forth Schedule 5.12, (a) as of the date hereof, there are no Actions pending or, to the Company’s Knowledge, threatened against any member of the Company Group, or any of their respective assets or the Business, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any such Actions pending or threatened against any member of the Company Group, or any of their respective assets or the Business, (b) no member of the Company Group is subject to any currently effective material Court Order of any Governmental Authority and (c) in the past four (4) years, (i) there have been no material lawsuits or other proceedings brought by any Governmental Authority against any member of the Company Group and (ii) no member of the Company Group has entered into any material settlement with, or become subject to any material Court Order of, any Governmental Authority.
5.13Compliance with Laws.
(a)Except as set forth on Schedule 5.13, the Company Group is, and for the past four (4) years has been, in compliance in all material respects with all applicable Laws, including all applicable Health Care Laws, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in a member of the Company Group being out of compliance in any material respect with any applicable Laws, including any applicable Health Care Law. For the past four (4) years, no notice has been received by the Company Group alleging a material violation of, material liability for, or regarding an investigation or audit related to, any Law, including any Health Care Law.
(b)No member of the Company Group is currently or for the last four (4) years, has been, with respect to any Governmental Authority: (i) party to any consent decree, judgment, corrective action plan, corporate integrity agreement, deferred prosecution agreement, order, settlement, or similar undertaking that (A) requires the payment of money by the Company Group to any Government Authority, (B) requires any recoupment of money from the Company Group by any Governmental Authority, or (C) prohibits any activity currently conducted by the Company Group; or (ii) subject to any actual settlement agreement, corporate integrity agreement or certification of compliance agreement with any Governmental Authority. To the Company’s Knowledge, no member of the Company Group is a defendant or named party in any unsealed qui tam/False Claims Act litigation. No member of the Company Group has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Federal Health Care Program or any other violation of Health Care Laws. For the last four (4) years, to the Knowledge of the Company, no Person with which a member of the Company Group has a contract has been the subject of an audit, investigation, recoupment, demand, judgment, settlement agreement, corporate integrity agreement, unsealed qui tam/False Claims Act litigation, or similar action or review by any Governmental Authority as the result of or related to the relationship between that Person and such member of the Company Group, or any such charges, bills or records submitted which reflect the financial or managerial relationship between such Person and the Company Group, or the charges made by the Company Group to such Person.

(c)For the last four (4) years, the Company Group has not received written notice from any customer, Managed Surgical Center, or device manufacturer alleging the Company’s noncompliance with applicable Health Care Laws or contractual requirements. No Member of the Company Group is subject to any audit or review nor, to the Company’s Knowledge, is any audit or review threatened against a member of the Company Group by any Payor or Governmental Authority arising from the obligations of the Company Group under its contractual obligations to a Managed Surgical Center, except for audits or reviews conducted in the ordinary course of business.
(d)The Company Group does not submit claims to or on behalf of, and is not reimbursed by, directly or indirectly, any Federal Health Care Program. For the last four (4) years, the Company Group has not presented, or caused to be presented, a claim to any Payor for payment or reimbursement that (i) was not materially in compliance with Payor requirements or Health Care Laws; (ii) was for an item or service that was known or should have been known to not have been provided as claimed; or (iii) was knowingly false or fraudulent.
(e)Neither the Company Group nor any of its directors, officers, employees, nor, to the Knowledge of the Company, any of its contractors or agents is currently, has been, or is threatened to be: (i) debarred, excluded, precluded or suspended from participating in any Governmental Health Program; (ii) listed on the System for Award Management Excluded Parties List System or the U.S. Department of Health and Human Services’ Office of Inspector General List of Excluded Individuals/Entities; (iii) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; or (iv) subjected to any other debarment, exclusion, or sanction list or database.
(f)Neither the Company Group, nor any of its directors, officers, employees, nor, to the Knowledge of the Company, any of its contractors or agents, have, directly or indirectly, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person, or entered into any similar financial arrangement, regardless of form, in each case, in material violation of any applicable Health Care Law or to obtain or maintain favorable treatment in securing business in violation of any Health Care Law.
(g)Except as set forth on Schedule 5.13, the Company Group (i) is, and for the past four (4) years, has been, in compliance in all material respects with HIPAA; (ii) has not experienced a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402; (iii) has in place with each Covered Entity or Business Associate (as such terms are defined in HIPAA) on whose behalf a member of the Company Group creates, receives, maintains, or transmits Protected Health Information a business associate agreement that complies with the requirements of HIPAA, and is and has for the last four (4) years been in material compliance with the terms of all such “Business Associate” and “Subcontractor Business Associate” agreements (collectively, “Business Associate Agreements”); (iv) has not received written notice from any Governmental Authority, nor, to the Company’s Knowledge, has any such written notice, claim, or action been filed or commenced against any member of the Company Group to the effect that any member of the Company Group is not in compliance with

HIPAA; and (v) has not received written notice of any investigation by or complaint to the Office for Civil Rights with respect to HIPAA compliance by any member of the Company Group. Each member of the Company Group has adopted, and for the past four (4) years has been in compliance with, written privacy and security compliance policies and procedures in compliance with HIPAA. Each member of the Company Group has the right, pursuant to its Business Associate Agreements and its written privacy and security compliance policies, to use and disclose Protected Health Information for all purposes such information is being and has been used and disclosed.
5.14Environmental Matters. Each member of the Company Group is, and at all times during the past four (4) years has been, in compliance in all material respects with all Environmental Laws. No member of the Company Group has at any time during the past four (4) years received any written notice regarding any material violation of, or any material liability under, any Environmental Law with respect to the operations, properties or facilities of the Company Group. No member of the Company Group has released any Hazardous Materials in material violation of any Environmental Laws and in a manner which could give or could reasonably be expected to give rise to any material liabilities pursuant to Environmental Laws.
5.15Employees.
(a)At all times during the past four (4) years each member of the Company Group has complied in all material respects with all applicable Laws relating to the employment of labor, including but not limited to Laws relating to discrimination, harassment, retaliation, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and as exempt and non-exempt), wages, hours, termination of employment, occupational safety and health (including any applicable guidance published by any Governmental Authority related to the COVID-19 pandemic), leaves of absence, employee privacy, data privacy, and employment practices, including the Immigration Reform and Control Act, and has not engaged in any material unfair labor practice. Except as set forth on Schedule 5.15(a), (i) there are no Actions pending or, to the Company’s Knowledge, threatened against any member of the Company Group or any of their officers, directors or employees (in their capacity as such) before any Governmental Authority concerning alleged employment discrimination, violation of any Law relating to employment, any Contract relating to employment or labor, or any other matters relating to the employment of labor, and, to the Company’s Knowledge, there are no facts and circumstances that could give rise to any such Action, (ii) during the past four (4) years there has not been, nor to the Company’s Knowledge, has there been any threat of, any Union organization activities or attempts, work stoppages, strikes, lockouts, picketing, slowdowns, petition seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Authority, unfair labor practice complaint or grievance, or other similar labor activity or labor dispute affecting any member of the Company Group, (iii) no member of the Company Group is a party, or otherwise subject, to any collective bargaining agreement or other Contract with a Union, and no such contract is being negotiated by any member of the Company Group, and (iv) no employee of any member of the Company Group (in their capacity as such) is a member of any Union with respect to their employment by the Company Group. During the past four (4) years, no member of the Company Group has implemented any employee layoffs, plant closing or terminations that constituted a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act.
(b)Except as would not result in a material Liability to the Company Group, for the past four (4) years, each member of the Company Group has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in a material Liability to the Company Group, for the past four (4) years, each member of the Company Group has paid to all directors, officers, employees and individual independent contractors all wages, salaries, commissions, bonuses, and other compensation due for any services performed.
(c)True and complete information as to the name or employee identification number, current job title and base annual compensation for all current employees of each member of the Company Group has been provided to Purchaser. To the Company’s Knowledge, no current executive, key employee or group of employees of any member of the Company Group has given notice to any member of the Company Group that any such employee intends to terminate his, her or their employment with any member of the Company Group within the twelve (12) months immediately following the date hereof. No employee of any member of the Company Group (i) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (ii) to the Company’s Knowledge, has been the subject of any sexual harassment, sexual assault, or sexual discrimination allegations during his or her tenure at the Company Group.
(d) Since January 1, 2021, no member of the Company Group has instituted any reductions in force or layoffs affecting ten (10) or more of its employees, placed ten (10) or more of its employees on unpaid leave or furlough, or materially reduced the hours or weekly pay of ten (10) or more of its employees.
5.16Employee Benefit Plans.
(a)Schedule 5.16(a) sets forth a list of each material Employee Plan.
(b)Except as set forth on Schedule 5.16(b) (and separately identified as such on such schedule), no member of the Company Group or any ERISA Affiliate participates in or contributes to, or has in the past four (4) years participated in or been required to contribute to, or has any Liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), (ii) any “multiple employer plan” described in Section 413 of the Code, (iii) any plan subject to Title IV of ERISA, (iv) any plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Without limitation of the foregoing, no member of the Company Group has incurred or could reasonably be expected to incur any Liability under Title IV of ERISA with respect to any employee benefit plan which any ERISA Affiliate participates in, contributes to, or is required to contribute or has participated in, contributed to, or been required to contribute to at any time in the past four (4) years. The term “ERISA Affiliate” means any Person, trade or business that, together with any member of the

Company Group, would be treated as a “single employer” within the meaning of Section 4001(b)(1) of ERISA or 414(b), (c), (m) or (o) of the Code.
(c)Except as required under applicable Law, (i) no member of the Company Group nor any ERISA Affiliate maintains or has any Liability to contribute to any Employee Plan which provides, and (ii) no member of the Company Group nor any ERISA Affiliate otherwise has any obligation to provide or has any Liability with respect to, post-termination or post-retirement health, life insurance or other welfare benefits to current or former directors, officers, employees, or individual independent contractors, their spouses, dependents or beneficiaries, other than health benefits required to be provided under Code Section 4980B or similar Laws, for which the covered Person pays the full premium cost of coverage.
(d)There are no pending or, to the Company’s Knowledge, threatened Actions (other than routine claims for benefits) with respect to any Employee Plan or any trusts which are associated with such Employee Plan, and to the Company’s Knowledge, there are no facts that would reasonably be expected to give rise to any such Action, and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor or other applicable Governmental Authorities. No member of the Company Group nor any ERISA Affiliate has filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations which are subject to material excise Taxes under applicable provisions of the Code, and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any member of the Company Group being required by the Code to file any such Form 8928.
(e)With respect to each Employee Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each member of the Company Group and their ERISA Affiliates have maintained and administered each such plan in all material respects in compliance with the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations issued thereunder, and has complied in all material respects with the applicable reporting requirements under Sections 6055 and 6056 of the Code; to the Company’s Knowledge, there exists no basis upon which any member of the Company Group or any ERISA Affiliate reasonably would be expected to be subject to any material penalties or material assessable payments under Section 4980B or Section 4980H of the Code, nor to the Company’s Knowledge has any of the member of the Company Group or their ERISA Affiliates received any correspondence from the IRS or other agencies indicating that such penalties are or may be due.
(f)Except as set forth on Schedule 5.16(f) each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws. Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained from the IRS a favorable determination notification, advisory and/or opinion letter upon which it can rely, as to its qualified and tax-exempt status (or the qualified and tax-exempt status of the master or prototype form on which it is established) and, to the Company’s Knowledge, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or trust.

(g)No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan that would result in material Liability to the Company Group.
(h)Except as set forth on Schedule 5.16(h), the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, vesting, distribution, or increase in compensation or benefits under or with respect to any Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or compensation or otherwise) or (iii) result in any breach or violation of, or default under, any Employee Plan.
(i)Each Employee Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and guidance provided thereunder in all material respects. No member of the Company Group has any Liability or obligation to pay or reimburse any Taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.
(j)The Company has made available the following documents to Purchaser with respect to each material Employee Plan as applicable: (1) correct and complete copies of the current plan documents (including all amendments thereto and form of award agreements thereunder) (or, with respect to any unwritten plan, a summary of the material terms thereof) and current related trust documents including any insurance contracts or other funding arrangements and amendments thereto, (2)  the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) the most recent Internal Revenue Service (“IRS”) determination, opinion, notification and advisory letters, (4) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), (5) any material notices, letters, or non-routine correspondence with any Governmental Authority relating to such Employee Plan from the last four (4) years, (6) the actuarial reports and annual nondiscrimination testing results for the three (3) most recently completed plan years; and (7) any material filings pertaining to corrective actions taken with respect to any Employee Plan under the Internal Revenue Service’s Voluntary Correction Program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program. No member of the Company Group has any express commitment to create any employee benefit plan, program or arrangement or to modify, amend or terminate any Employee Plan.
(k)No member of the Company Group nor, to the Company’s Knowledge, any ERISA Affiliate, has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that would reasonably be expected to result in the disqualification of any Employee Plan or the assessment of material penalties or material excise taxes with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authorities.

5.17Tax Matters.
(a)Except as set forth on Schedule 5.17(a), each member of the Company Group has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it. All such Tax Returns are true, accurate, and complete in all material respects and have been prepared in compliance in all material respects with all applicable Laws and regulations. All Taxes of each member of the Company Group due and payable (whether or not shown as payable on any Tax Return) have been timely paid in full to the appropriate Governmental Authority in the manner required by Law. The Company Group has made available to Purchaser copies of all federal income Tax Returns filed with respect to the Company Group for taxable periods ending on or after December 31, 2015, and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods.
(b)Except as set forth on Schedule 5.17(b):
(i)    no member of the Company Group has consented to or is subject to any extension of time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;
(ii)    no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than automatic extensions taken in accordance with past practice;
(iii)    there is no action, suit, taxing authority proceeding or audit now in progress or pending against or with respect to the Company Group with respect to any Tax or Tax Return, and, to the Company’s Knowledge, no such action, suit, taxing authority proceeding or audit is threatened;
(iv)    no member of the Company Group has been a member of an Affiliated Group (other than a group of which the Company is or was the parent); and
(v)    no member of the Company Group is a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, or similar agreement, except to the extent such agreement was entered into in the ordinary course of business and not primarily related to Taxes.
(c)No member of the Company Group has requested or entered into closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to any material Taxes, in each case, that will have continuing effect after the Closing.
(d)No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
(e)There are no Liens upon any of the assets or properties of any member of the Company Group other than liens for Taxes not yet due and payable. No claim has ever been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction. Each member of the Company Group is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been a resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). No member of the Company Group is or has been subject to Tax in any country other than the country of its incorporation or formation by virtue of having a branch, permanent establishment, place of control or management or fixed place of business in that jurisdiction.
(f)No member of the Company Group has participated in, nor are any of them currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), a “reportable transaction” as defined under Section 6706A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.
(g)No member of the Company Group has any liability for the Taxes of any Person (other than another member of the Company Group) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
(h)No member of the Company Group will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or use of an improper) method of accounting for a Taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amounts received before the Closing Date outside the ordinary course of business.
(i)There is no application pending with any Governmental Authority requesting permission for any changes in the Company’s or any Subsidiary’s accounting methods for Tax purposes.
(j)No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to qualify in whole or in part for Tax-free treatment under Sections 355 or 361 of the Code.
(k)Each member of the Company Group has complied (and until the Closing will comply) with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, deducted and withheld from any amounts paid or owing to any employee, agent, independent contractor, creditor, Stockholder or other third party, and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable legal requirements, including federal and state Income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns and complied with related recordkeeping requirements, for all periods through and including the Closing Date.
(l)No member of the Company Group has any liability for Taxes arising from Section 965 of the Code.
(m)No member of the Company Group has made any election to defer any payroll Taxes under the CARES Act or Notice 2020-65.
(n)Schedule 5.17(n) lists the entity classification of each member of the Company Group for U.S. federal income tax purposes.
5.18Brokerage. Except as disclosed on Schedule 5.18, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group, and the Company Group will not have any obligations with respect to any investment bank, finder, or broker after the Closing.
5.19Affiliate Transactions. Except for (a) advances to employees, officers and directors for expenses incurred in the ordinary course of business consistent with past custom and practice, (b) equity, option or employment agreements with any employee, officer or consultant of any member of the Company Group, (c) any benefits under any Employee Plan, (d) any inter-company agreements solely among the Company and/or any of its Subsidiaries and (e) those Contracts disclosed on Schedule 5.19, no officer, director, stockholder or Affiliate of the Company is a party to any material contract, commitment or transaction with any member of the Company Group or has any material interest in any material property used by any member of the Company Group.
5.20Insurance. Schedule 5.20 sets forth a complete and correct list of each insurance policy to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). All of such Insurance Policies are legal, valid, binding and enforceable and in full force and effect, and none of the Company nor any of the Company’s Subsidiaries is in material breach or default with respect to its obligations under such Insurance Policies. There are currently no material claims pending against the Company or any of its Subsidiaries which are covered under any Insurance Policies and no material pending claims have been denied are subject to an insurer’s reservation of rights. All premiums due and payable with respect to the Insurance Policies have been paid. The Company has provided to the Purchaser accurate and complete copies of all the material Insurance Policies and surety bonds

(including copies of all written amendments, supplements, waivers of rights and other modifications).
5.21Undisclosed Liabilities. The Company Group has no Liabilities of the type that would be required to be disclosed or reserved against a balance sheet prepared in accordance with GAAP, other than (a) those set forth in the Latest Balance Sheet, (b) those incurred in the conduct of the Company Group’s business since the Latest Balance Sheet date in the ordinary course of business and consistent with past practices (but excluding, for the avoidance of doubt, any Liabilities incurred due to violation of a Law or breach of a Contract), (c) those incurred by the Company Group in connection with this Agreement, and (d) the Liabilities set forth Schedule 5.21.
5.22Books and Records. The books, records and accounts of the Company Group are in all material respects true, complete and correct. The minute books of the Company Group made available to Purchaser accurately and adequately reflect in all material respects all action previously taken by the holders of the Company Stockholders and the board of directors or other governing body (including all committees) of each member of the Company Group. Schedule 5.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the members of the Company Group maintain accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
5.23Anti-Corruption and International Risk.
(a)During the last four (4) years, neither the members of the Company Group nor any of their directors, officers, or employees, nor, to the Company’s Knowledge, any of their agents has, directly or indirectly, given or agreed to give any rebate, gift, or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder the Company Group (or assist in connection with any actual or proposed transaction by the Company Group) in violation of the Anti-Corruption Laws.
(b)During the last four (4) years, neither the members of the Company Group, nor any director, officer, or employee, nor, to the Company’s Knowledge, any agent, distributor, consultant, affiliate, or any person acting on behalf of the members of the Company Group, has taken any action, either directly or indirectly, in a violation of the Anti-Corruption Laws, including making, offering, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party official or organization to obtain a competitive advance to receive favorable treatment in obtaining or retaining a business, or to compensate for favorable treatment already secured.
(c)During the last four (4) years, neither the members of the Company Group nor, to the Company’s Knowledge, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Company Group, has been the subject of any investigations, reviews, audits, or inquiry by any Governmental Authority alleging noncompliance with any applicable Law. During the last four (4) years, each member of the

Company Group and its directors, officers, and employees, and, to the Company’s Knowledge, its consultants and agents has at all times fully complied with, and are currently in full compliance with, the Anti-Corruption Laws. No member of the Company Group, nor, to the Company’s Knowledge, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the members of the Company Group, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws.
(d)No director, officer, employee, agent, or other Person acting on behalf of or for the benefit of the Company Group, and, to the Company’s Knowledge, none of the Company Group’s Affiliates or any representatives of any such Affiliate is a Restricted Party nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Restricted Party, nor has otherwise violated Sanctions.
(e)None of the members of the Company Group has violated, nor are in violation of, any Anti-Money Laundering Law.
(f)The members of the Company Group have obtained export licenses and permissions as required by, and otherwise have operated, and are presently in compliance with the Export Control Laws.
(g)The members of the Company Group have established and continue to maintain reasonable internal controls and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice, or conduct relating to the business of the Business and its Subsidiaries that would constitute an offense under the Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions.
5.24Customers, Surgical Centers, and Suppliers. Schedule 5.24 sets forth a complete and accurate list of the Material Customers, Managed Surgical Centers, and Material Suppliers. Except as set forth on Schedule 5.24, since January 1, 2021, no Material Customer, Managed Surgical Centers, or Material Supplier of any member of the Company Group has had any dispute with any member of the Company Group, made or threatened to make an indemnification claim against any member of the Company Group, cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified any member of the Company Group of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with any member of the Company Group.
5.25Disclaimer. Except as expressly set forth in this Agreement under Article 5, the certificates delivered pursuant to Section 3.1(i), and any Letters of Transmittal, Option Cancellation Agreements, and Accredited Investor Questionnaires delivered in connection with this Agreement, none of the Sellers or any member of the Company Group makes any representation or warranty, express or implied, at law or in equity with respect to the Company Group and any such other representations or warranties are hereby expressly disclaimed, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, (a) none of the Sellers or any member of the Company Group shall be deemed to make to Purchaser any representation or warranty with respect to the Company Group other than as expressly made by such Person in this Agreement under Article 5, the certificates delivered pursuant to Section 3.1(i), and any Letters of Transmittal, Option Cancellation Agreements, and Accredited Investor Questionnaires delivered in connection with this Agreement, and (b) Except as expressly set forth in this Agreement under Article 5 and the certificates delivered pursuant to Section 3.1(i), none of the Sellers or any member of the Company Group make any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this this Agreement under Article 5 and the certificates delivered pursuant to Section 3.1(i), any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Seller or any member of the Company Group. Purchaser hereby acknowledges and agrees to such disclaimer and that, except to the extent specifically set forth in this this Agreement under Article 5 and the certificates delivered pursuant to Section 3.1(i), Purchaser is acquiring the Company Stock on an “as is, where is” basis. Notwithstanding anything set forth in this Section 5.25 or otherwise set forth in this Agreement, Purchaser retains all of its rights and remedies with respect to claims based on Fraud with respect to the representations and warranties of the Company in connection with Article 5 and the certificates delivered pursuant to Section 3.1(i).
5.26COVID-19 Relief. Except as set forth on Schedule 5.26, no member of the Company Group has obtained any material financial aid or other assistance or relief under, any federal, state or local programs adopted in response to COVID-19, including the CARES Act, the Enhancement Act, the Federal Reserve Main Street Lending Program and any similar non-US law or program. With respect to any assistance or relief set forth on Schedule 5.26, the Company Group has complied in all material respects with the requirements of the applicable program.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF EVOLENT ENTITIES AND MERGER SUB
Except (a) as disclosed in the Parent Public Disclosure Record (provided, however, that this section (a) shall not apply to statements (excluding factual statements) that are contained under the captions “Risk Factors” or “Forward-Looking Statements,” or any other disclosures in the Parent Public Disclosure Record which are similarly cautionary, predictive or forward looking in nature), and (b) as set forth in the disclosure schedule delivered by Purchaser to the Company and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”),as an inducement to the Company to enter into this Agreement, the Evolent Entities and Merger Sub represent and warrant as of the date hereof as follows:

6.1Organization and Power; Ownership of Merger Sub; No Prior Activities. Each of the Evolent Entities and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and Merger Sub have all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. Parent owns directly or indirectly 100% of the issued and outstanding membership interests of Purchaser, and Purchaser owns directly or indirectly 100% of the issued and outstanding stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Purchaser is in good standing in the state or country of its incorporation (in so far as that concept is recognized in the relevant jurisdiction) and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (in so far as that concept is recognized in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby.
6.2Authorization. The execution, delivery and performance by the Evolent Entities and Merger Sub of this Agreement, the other agreements contemplated hereby to which Parent, Purchaser or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action and no other corporate act or proceeding on the part of Parent, Purchaser or Merger Sub, or their respective board of directors (or equivalent governing body) or stockholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which Parent, Purchaser or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent, Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby to which Parent, Purchaser or Merger Sub, as applicable, is a party upon execution and delivery by Parent, Purchaser and Merger Sub will each constitute, a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).
6.3Capitalization of Purchaser. As of May 23, 2022, the authorized capital of Purchaser consists of 750,000,000 Parent Shares and 100,000,000 shares of Class B common stock, par value $0.01 per share. All of the issued and outstanding ordinary shares of Purchaser have been duly authorized and validly issued and are fully paid and nonassessable.
6.4No Violation. Except as set forth on Schedule 6.4, the execution, delivery and performance by Parent, Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby to which Parent, Purchaser or Merger Sub, as applicable, is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under either of its articles of incorporation or bylaws (or equivalent governing documents) or, to Purchaser’s Knowledge, any material Contract, material agreement, material arrangement, material indenture, material mortgage, material loan agreement, material lease, material sublease, material license, material sublicense, material franchise, material permit, material obligation or material instrument to which Parent, Purchaser or Merger Sub is a party or by which it is bound or affected, except in each case as would otherwise not reasonably be expected to have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby; or (b) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for (a) the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other applicable Law, and (b) any filings, notices, permits, authorizations, registrations, consents or approvals of which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Purchaser’s ability to consummate the transactions contemplated hereby).
6.5Litigation.
(a)As of the date of this Agreement, there are no actions, suits, proceedings, orders or investigations pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Authority, which would adversely affect Parent’s, Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
(b)No Evolent Entity is subject to any currently effective material Court Order of any Governmental Authority that may have the effect of preventing, delaying, making illegal or otherwise interfering with Parent’s, Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
6.6Investment Intent; Restricted Securities. Purchaser is directly or indirectly acquiring the Company Stock solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Stock or dividing its participation herein with others. Purchaser understands and acknowledges that (a) none of the Company Stock have been registered or qualified under the

Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Stock constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Stock is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Company Stock acquired directly or indirectly hereunder or any interest therein in any manner that may cause any Company Stockholder to be in violation of the Securities Act or any applicable state securities laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
6.7Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser or Merger Sub (or their respective officers, directors, employees or agents), except as set forth on Schedule 6.7 of the Purchaser Disclosure Schedule.
6.8Due Diligence Review. Each of Purchaser and Merger Sub acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article 5, it is not relying upon any representation or warranty of any member of the Company Group or any Affiliate thereof or any equityholder, officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Purchaser or Merger Sub in the performance of such investigation, (b) it has had access to its full satisfaction to the Company Group and their respective books and records, Contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. Notwithstanding anything to the contrary in this Section 6.8 or otherwise set forth in this Agreement, Purchaser retains all of its right and remedies with respect to claims based on fraud.
6.9Financing.
(a)The aggregate proceeds of the Debt Financing contemplated by the Commitment Letter to be funded on the Closing Date (together with cash on hand of the Evolent Entities) are sufficient for the Evolent Entities to pay in full the Aggregate Initial Cash Consideration and the fees and expenses incurred by the Evolent Entities or Merger Sub and all other amounts payable in cash pursuant to this Agreement and the other documents contemplated hereby or otherwise necessary to consummate all the transactions contemplated hereby and thereby, in each case, to the extent such amounts are due and payable on the Closing Date (such amounts, the “Required Amounts”)..
(b)The Evolent Entities have delivered to the Company (i) a true, complete and correct copy of the Commitment Letter as in effect on the date hereof, and (ii) a true, complete and correct copy of any fee letter entered into in connection with the Commitment Letter (including all exhibits, attachments, appendices and schedules thereto as of the date hereof, the “Fee Letters”); provided that the fees and similar economic terms, including any economic flex provisions (none of which could affect the conditionality, enforceability, timing, availability, termination or aggregate principal amount of the Debt Financing) in a copy of any Fee Letter may be redacted in a customary manner. The Commitment Letter has not been amended, waived, supplemented or modified and the obligations and commitments contained such Commitment Letter have not been withdrawn, terminated or rescinded, and no such amendment, waiver, supplement, modification, withdrawal, termination or rescindment is pending. The Commitment Letter is in full force and effect as of the date hereof and constitutes a legal, valid and binding obligation of Parent and, to Purchaser’s Knowledge, each other party thereto, enforceable against such party in accordance with its terms, except, in each case, as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Evolent Entities have fully paid any and all commitment fees or other fees in connection with the Commitment Letter and the Fee Letters that are payable on or prior to the date hereof, if any. There are no side letters or other Contracts or arrangements related to the Debt Financing other than as expressly set forth in the Commitment Letter furnished to the Company pursuant to this Section 6.9. The Commitment Letter is not subject to any conditions or other similar contingencies (including pursuant to any “flex” provisions in the related fee letter or otherwise) other than as expressly set forth therein and not redacted in the version provided to the Company. Assuming the conditions set forth in Article 3 are satisfied at Closing, Parent has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or the full amount of the Debt Financing will not be available to Evolent Entities on the Closing Date, and Parent is not aware of the existence of any fact or event as of the date hereof that would be reasonably expected to cause such conditions to the Financing not to be satisfied or the full amount of the Debt Financing not be available and the Closing not to occur.
6.10Solvency. As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement (including the Debt Financing) assuming the satisfaction or waiver of conditions set forth in Section 3.2 at Closing, the accuracy of the representations and warranties of the Company Group in this Agreement, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, and that any estimates or projections of the Company provided to Purchaser by or on behalf of the Company on or prior to the date hereof were prepared in good faith based on assumptions that were reasonable when made, each member of the Company Group, on a consolidated basis, will be Solvent. For purposes of this Section 6.10, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
6.11Securities Laws Matters.
(a)The Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with applicable requirements under the Exchange Act and the Securities Act.
(b)Parent is in compliance in all material respects with the requirements of the NYSE for continued listing of the Parent Shares thereon. Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Parent Shares under the Exchange Act or the listing of such shares on the NYSE.
(c)Trading in Parent Shares on the NYSE is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to the Parent Shares is pending or, to the knowledge of Purchaser, threatened. To the knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under the Exchange Act or the Securities Act or by the NYSE is in effect or ongoing or expected to be implemented or undertaken.
(d)For the past four (4) years, Parent has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Parent under the Exchange Act or the Securities Act, as the case may be and the rules and policies of the NYSE (the “SEC Filings”). The documents in the Parent Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with the Exchange Act, the Securities Act and, where applicable, the rules and policies of the NYSE.
(e)None of the documents in the Parent Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.12Anti-Corruption and International Risk.
(a)During the last four (4) years, neither Evolent Entity, nor any of their directors, officers, or employees, nor, to the Purchaser’s Knowledge, any of their agents has, directly or indirectly, given or agreed to give any rebate, gift, or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder the Evolent Entities (or assist in connection with any actual or proposed transaction by the Evolent Entities) in violation of the Anti-Corruption Laws.
(b)During the last four (4) years, neither Evolent Entity, nor any director, officer, or employee, nor, to the Purchaser’s Knowledge, any agent, distributor, consultant, affiliate, or any person acting on behalf of the Purchaser Entities, has taken any action, either directly or indirectly, in a violation of the Anti-Corruption Laws, including making, offering, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party official or organization to obtain a competitive advance to receive favorable treatment in obtaining or retaining a business, or to compensate for favorable treatment already secured.
(c)During the last four (4) years, the Evolent Entities and their directors, officers, and employees, and, to the Purchaser’s Knowledge, their consultants and agents have at all times fully complied with, and are currently in full compliance with, the Anti-Corruption Laws. Neither Evolent Entity nor, to the Purchaser’s Knowledge, any director, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the members of the Evolent Entities, are, or have been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws.
(d)No director, officer, employee, agent, or other Person acting on behalf of or for the benefit of the Evolent Entities, and, to the Purchaser’s Knowledge, none of the Evolent Entities’ Affiliates or any representatives of any such Affiliate is a Restricted Party nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Restricted Party, nor has otherwise violated Sanctions.
(e)No Evolent Entity has violated, nor are in violation of, any Anti-Money Laundering Law.
(f)The Evolent Entities have obtained export licenses and permissions as required by, and otherwise have operated, and are presently in compliance with the Export Control Laws.
(g)The Evolent Entities have established and continue to maintain reasonable internal controls and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice, or conduct relating to the business of the Purchaser Entities that would constitute an offense under the Anti-Corruption Laws, Anti-Money Laundering Laws, Export Control Laws, or Sanctions.
ARTICLE 7

TERMINATION
7.1Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Sellers’ Representative, on behalf of the Company, on the other hand;
(b)by Purchaser and Merger Sub providing written notice to the Sellers’ Representative if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.2(a) or 3.2(b) to be satisfied (but not waived) (so long as Purchaser and Merger Sub have provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) Business Days following the date of such notice of breach and (ii) the Termination Date);
(c)by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser and Merger Sub if there has been a material and willful breach of the representations and warranties or covenants and agreements by Evolent Entities or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.1(a) or 3.1(b) to be satisfied (but not waived) (so long as the Sellers’ Representative has provided Purchaser and Merger Sub with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) twenty (20) Business Days following the date of such notice of breach and (ii) the Termination Date);
(d)by either Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by December 31, 2022 (the “Termination Date”); provided that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;
(e)Upon written notice from the Purchaser to the Company, if the Company has not delivered the Written Consent within twenty-four (24) hours of the date hereof in accordance with Section 4.10;
(f)Upon written notice by either Purchaser to the Sellers’ Representative, on the one hand, or the Sellers’ Representative on behalf of the Company, on the other hand, if following the date of this Agreement, any Governmental Authority issues, enacts, promulgates or enforces any Law (that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby;

provided that no party hereto may terminate this Agreement pursuant to this Section 7.1(e) if such party is in breach of this Agreement and such breach has been the cause of or has resulted in such action by a Governmental Authority; or
(g)by the Sellers’ Representative, on behalf of the Company, if (i) all the conditions set forth in Section 3.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction at the Closing), (ii) the date that the Closing is required to have occurred in accordance with Section 2.2 has passed, (iii) the Company has irrevocably confirmed by written notice to Parent that all the conditions set forth in Section 3.1 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of satisfaction at the Closing) or that it is willing to waive any such unsatisfied conditions if the Closing is consummated and that each the Company is ready, willing and able to consummate the Closing and (iv) the Evolent Entities do not consummate the Closing within five (5) Business Days following delivery of such notice.
7.1Effect of Termination.
(a)In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto (other than pursuant to this Section 7.2, the second sentence of Section 8.2 (Press Releases and Announcements; Confidentiality), Section 8.3 (Expenses), and Article 9 which shall survive any such termination), except for intentional or willful breaches of this Agreement by any such party prior to the time of such termination.
(b)In the event that this Agreement is validly terminated (i) by the Sellers’ Representative pursuant to Section 7.1(c) or Section 7.1(g) or (ii) by either Purchaser and Merger Sub or the Sellers’ Representative pursuant to Section 7.1(d) and at such time the Sellers’ Representative could have terminated this Agreement pursuant to Section 7.1(c) or Section 7.1(g), then Purchaser shall pay, or cause to be paid, to the Sellers’ Representative (for the benefit the Company and the Sellers) or another designee thereof an amount in cash by wire transfer of immediately available funds equal to $30,000,000 (the “Termination Fee”). The Termination Fee shall be paid within two (2) Business Days of the date of such termination. In no event shall Purchaser be required to pay the Termination Fee on more than one occasion at the same or at different times and the occurrence of different events.
(c)Notwithstanding anything to the contrary herein, the exclusive remedies of Sellers, the Company Group, Sellers’ Representative, and their respective Affiliates (the “Company Related Persons”) against the Evolent Entities, Merger Sub and any of their respective former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assignees (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing) (collectively, the “Purchaser Related Persons”) in respect of this Agreement shall be the following: (i) specific performance prior to the termination of this Agreement pursuant to, and only to the extent expressly permitted by, Section 9.9 or (ii) the termination of this Agreement in accordance with Section 7.1 and to collect, if applicable, the Termination Fee pursuant to Section 7.2(b). If Purchaser fails to pay the Termination Fee when due and payable pursuant to Section 7.2(b), and, in order to obtain such payment, the Company or the Sellers’ Representative commences an action, suit or proceeding that results in a final, non-appealable judgment against Purchaser for the Termination Fee, then Purchaser shall pay to the Sellers’ Representative (for the benefit the Company and the Sellers) or another designee thereof, in addition to the Termination Fee, any reasonable documented out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by the Company or the Sellers’ Representative in connection with any such action, suit or proceeding (“Seller Termination Fee Expenses”). Payment of the Termination Fee, if due and payable pursuant to this Agreement, and the Seller Termination Fee Expenses, to the extent applicable, shall be the sole and exclusive monetary remedy in the event of a termination of this Agreement and none of the Purchaser Related Persons shall have any further liability or obligation relating to or arising out of this Agreement, any agreements, instruments, and documents contemplated hereby or executed in connection herewith or the transactions contemplated hereby or thereby (including the failure to consummate the Closing). Without limiting the foregoing, no Company Related Person shall seek or obtain, nor shall it permit any of its Affiliates or Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any recovery or award or any damages of any kind (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages) other than Sellers’ right to obtain the Termination Fee if and when payable hereunder, and the Company Related Persons shall not be entitled to commence or pursue any action against the Purchaser Related Persons or any of the Financing Sources arising out of or in connection with this Agreement, any agreements, instruments, certificates and documents contemplated hereby or executed in connection herewith, or the transactions contemplated hereby or thereby (including the failure to consummate the transactions contemplated hereby), other than litigation against the Evolent Entities and Merger Sub to enforce the payment of the Termination Fee pursuant to this Agreement or specific performance pursuant to Section 9.9. Notwithstanding anything to the contrary herein, in no event shall Evolent Entities and Merger Sub be obligated to pay the Termination Fee on more than one occasion.
(d)For the avoidance of doubt, the Company and the Sellers’ Representative shall be entitled to pursue both a grant of specific performance under Section 9.9 and the payment of the Termination Fee under Section 7.2(b), but under no circumstances shall the Company and the Sellers’ Representative be permitted or entitled to receive both a grant of specific performance under Section 9.9 to cause the Evolent Entities to effect the Closing and the payment of the Termination Fee under Section 7.2(b).

ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
8.1Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at their own cost, will reasonably assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
8.2Press Release and Announcements; Confidentiality. Unless required by law (in which case each of Purchaser and the Sellers’ Representative shall, to the fullest extent permitted by law, consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of both Purchaser and the Sellers’ Representative or otherwise as set forth in the communications plan agreed to by Purchaser and Sellers’ Representative prior to the date hereof. Purchaser acknowledges that following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between the Company and Purchaser, dated as of January 18, 2022 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, a press release of the Parent with respect to this Agreement and the transactions contemplated hereby will be issued by Parent promptly following the execution and delivery of this Agreement and promptly following Closing (the content of which press release is subject to the reasonable advanced approval of the Company prior to external disclosure) and Parent will file with the SEC a Current Report on Form 8-K promptly following the date hereof, which will include a copy of this Agreement (provided that, at Parent’s discretion, a copy may be filed with its Quarterly Report or Form 10-Q, and a Current Report on Form 8-K, promptly following the Closing). For the avoidance of doubt, the parties hereto acknowledge and agree that the Sellers’ Representative and its Affiliates (except for the Company and its Subsidiaries) may provide (a) general information about the subject matter of this Agreement and the Company and its Subsidiaries (including its and their performance) in connection with the Sellers Representative's or its Affiliates' fund raising, marketing, informational or reporting activities, and (b) information about this Agreement, including the economic terms hereof, and the Company and its Subsidiaries in connection with ordinary course communications with the Seller Representatives' or its Affiliates' partners (including limited partners).
8.3Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that Purchaser shall be solely responsible for all filing fees under the HSR Act (or any other Antitrust Law) and other governmental approvals and all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.
8.4Further Transfers. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.
8.5Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid or caused to be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
8.6Sellers’ Representative.
(a)The Sellers, by approving the principal terms of the Merger (including by executing the Written Consent), Letter of Transmittal and/or Option Cancellation Agreement hereby constitute and appoint TPG Growth V Iceman, L.P. as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of the Sellers for all purposes of this Agreement and the Escrow Agreement, with full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Seller’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse (or cause to be disbursed) any funds received hereunder on behalf of or to such Seller and each other Seller and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company Stock and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Seller all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding Estimated Working Capital and any adjustment pursuant to

Section 2.10, (viii) to waive any condition to the obligation of the Sellers to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of the Sellers and (x) to do each and every act and exercise any and all rights which such Seller is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement. The Sellers, by approving the principal terms of the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Sellers might or could do in person. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller.
(b)All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Evolent Entities and Merger Sub may conclusively rely upon, without independent verification or investigation, all decisions made by, and all written notices and deliveries of, the Sellers’ Representative in connection with this Agreement.
(c)The Sellers shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The Sellers shall reimburse the Sellers’ Representative for all costs and expenses, including professional fees, incurred.
(d)In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Company Stockholders holding, prior to the Closing, a majority of the Company Stock shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.
(e)At the Effective Time, the Purchaser shall deliver or cause to be delivered to the Sellers’ Representative an amount in cash equal to $500,000 (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Sellers in accordance with their respective Applicable Percentage. For all Tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing, after any withholding required by applicable Law, and for the avoidance of doubt any Taxes required to be withheld in respect of the Sellers’ Representative Expense Fund that is treated as having been paid to an Optionholder at Closing shall, notwithstanding any other provision of this Agreement, be withheld from the portion of the Optionholder Consideration paid to the applicable Optionholder.
(f)It is acknowledged by each of the parties hereto that the Company Group and the Sellers’ Representative (and its Affiliates) have retained Ropes & Gray LLP (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Purchaser and the Company hereby agree that, in the event that a dispute arises between Purchaser, the Company or any of their respective Affiliates and Sellers’ Representative or any of its Affiliates, Sellers’ Counsel may represent Sellers’ Representative or any of its Affiliates in such dispute even though the interests of Sellers’ Representative or any of its Affiliates may be directly adverse to Purchaser, any member of the Company Group or any of their respective Affiliates and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute, and Purchaser, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel. Each of Purchaser and the Company further agrees that, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group, and any Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers’ Representative and its Affiliates, as applicable, and may be controlled by Sellers’ Representative and its Affiliates and shall not pass to or be claimed by Purchaser, the Company Group or any of their respective Affiliates. Purchaser and the Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 8.6(f).
8.7Directors and Officers Insurance; Employee Matters.
(a)At or prior to the Closing, the Company shall purchase for the benefit of any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer, director or manager of any member of the Company Group (each such Person, a “D&O Beneficiary”), officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (i) the fact that such D&O Beneficiary is or was a manager, director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby (but excluding any claim made by the Purchaser or the Company Group in connection with this Agreement or any of the transactions contemplated hereby or thereby) in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the existing D&O Insurance of the Company Group, a copy of which has been made available to Purchaser’s counsel, including, without limitation, (x) an overall coverage amount not less than the overall coverage amount under the existing D&O Insurance of the Company Group and (y) coverage for liability under the Securities Act and the Exchange Act in an amount not less than the coverage amounts for such liabilities under the existing D&O Insurance of the Company Group; provided, however, that if such policy is not available at a cost equal to or less than three hundred percent (300%) of the annual premiums paid as of the date hereof under the existing D&O Insurance (the “Insurance Cap”), then the Company Group shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap. The cost of such D&O Insurance shall be borne by Purchaser. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group (including the Surviving Corporation) to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in such Person’s certificates of incorporation, bylaws, limited liability company agreement or comparable governing documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of the Company Group on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of the law. The provisions of this Section 8.7 are intended to be for the benefit of, and enforceable by, each D&O Beneficiary and such Person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any member of the Company Group, contract or otherwise.
(b)The Purchaser and Company hereby acknowledge that the D&O Beneficiaries has or may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sellers’ Representative or its Affiliates. The Purchaser and Company hereby unconditionally and irrevocably waive, relinquish and release, and covenant and agree not to exercise (and to cause each of their Subsidiaries and Affiliates not to exercise), any rights that the Company Group may now have or hereafter acquire against any of the Sellers’ Representative or its Affiliates or any D&O Beneficiary that arise from or relate to the existence, payment, performance or enforcement of their obligations under this Agreement or under any other indemnification agreement (whether pursuant to contract or organizational documents) with any person or entity, including, without limitation, any right of subrogation (whether pursuant to contract or common law), reimbursement, exoneration, contribution or indemnification, or to be held harmless, and any right to participate in any claim or remedy of any D&O Beneficiary against the Sellers’ Representative or its Affiliates, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Sellers’ Representative or its Affiliates, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. The Company hereby acknowledge hereby agree that it is the indemnitor of first resort under this Section 8.7 (i.e., its obligations to any

D&O Beneficiary under this Section 8.7 to provide a indemnification are primary and any obligation of the Sellers’ Representative or its Affiliates to provide indemnification for the same expenses, liabilities, judgments, fines, penalties, costs and amounts paid in settlement incurred by such D&O Beneficiary are secondary). The rights of the D&O Beneficiaries under this Section 8.7 shall be in addition to any rights such D&O Beneficiaries may have under the organizational documents of any member of the Company Group or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed as or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any member of the Company Group for any of its managers, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 8.7 is not prior to or in substitution of any such claims under such policies).
(c)Purchaser shall, or shall cause the Company Group to, provide to all of the employees of the Company Group as of the Closing who continue employment with the Company Group, Purchaser or any of its Affiliates immediately after the Closing (the “Continuing Employees”), for a period ending on the earlier of the one-year anniversary of the Closing Date and the date the Continuing Employee terminates employment with the Company Group, Purchaser or any of their Affiliates, an hourly wage or base salary, as applicable, commission and other periodic cash incentive opportunities (excluding change-in-control, transaction, and retention bonus opportunities) and employee benefits (excluding equity compensation and defined benefit pension benefits) that are substantially comparable (in the case of benefits, as determined in the aggregate) to those provided by the Company Group to the applicable Continuing Employee as of the Closing (subject to any applicable vesting schedule for employee contributions under the New Plans). Purchaser further agrees that, from and after the Closing Date, Purchaser shall and shall cause each member of the Company Group and any subsidiary of Purchaser to grant each Continuing Employee credit for such Continuing Employee’s service with any member of the Company Group prior to the Closing Date for eligibility and vesting purposes and for purposes of determining the amount of paid time off and severance (but not for any other benefit accrual purposes under any defined benefit pension plan, retiree health plan or incentive equity or other long-term incentive compensation plan) under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Purchaser or a member of the Company Group or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”) to the same extent that such service was recognized by any member of the Company Group under an Employee Plan as of the Closing (except to the extent such credit would result in duplication of benefits. In addition, Purchaser shall use commercially reasonable efforts, including, to the extent necessary, obtaining the consent of any applicable insurer, to (x) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by the applicable Continuing Employee under any Employee Plan as of the Closing Date and (y) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by the applicable Continuing Employee (or covered dependent thereof) of any member of the Company Group to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Purchaser agrees that Purchaser and the

Company Group will be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Nothing contained herein, express or implied, is intended to (i) create any third-party beneficiary or other rights in any current or former employee, director, officer or independent contractor of any member of the Company Group to enforce the provisions of this Section 8.7, (ii) confer upon any employee of any member of the Company Group any right to employment or continued employment for any period, or any term or condition of employment or continued receipt of any specific employee benefit, in each case with or from any member of the Company Group, the Purchaser or their respective Affiliates, (iii) shall constitute a termination, adoption, amendment to or any other modification of any New Plan or Employee Plan or (iv) (subject to compliance with the other provisions of this Section 8.7) limit in any way the right of any member of the Company Group, Purchaser, or their respective Affiliates to amend or terminate any New Plan or Employee Plan at any time. Upon written request of Purchaser at least ten (10) days prior to the Closing Date, the Company Group shall (or shall cause the applicable plan sponsor to), at least one Business Day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action(s)) to terminate any Employee Plan designated by the Purchaser, including any Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code. In addition, Purchaser shall take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including plan loans) to a qualified retirement plan sponsored by Purchaser or any of its Affiliates that includes a cash or deferred arrangement under Section 401(k) of the Code, effective as of the date of eligibility, in an amount equal to any eligible rollover distribution made to such Continuing Employee from any such Company Plan that is a cash or deferred arrangement described in Section 401(k) of the Code that is required to be terminated pursuant to this Section 8.7.
(d)The Company will, or will cause the applicable Subsidiary to, take all necessary actions to solicit stockholder approval (the “280G Approval”) (in accordance with the requirements of Section 280G(b) of the Code and the regulations thereunder (“Section 280G”)) of any payments or benefits paid or payable by the Company Group that would, absent stockholder approval, reasonably be expected to be parachute payments within the meaning of Section 280G (“Section 280G Payments”). Prior to soliciting such 280G Approval, the Company (or the applicable Subsidiary) will use reasonable best efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G) providing that, unless such payments and benefits to such individuals are approved by the stockholders in the manner required under Section 280G, no such payments and benefits will be paid or provided. No later than four (4) Business Days prior to the Closing Date, the Company will notify the Evolent Entities whether or not the 280G Approval was obtained with respect to any Section 280G Payments that were subject to such stockholder vote. To the extent 280G Approval is sought, the Company shall provide to the Evolent Entities at least five (5) Business Days prior to the distribution of the waivers, copies of all documents prepared by the Company in connection with this Section 8.7(d) (including calculations) for the Evolent Entities’ review and shall consider in good faith for incorporation all of the Evolent Entities’ comments.
8.8Tax Matters.

(a)Straddle Periods; Certain Purchaser Actions.
(i)        To the extent it is necessary for purposes of this Agreement to determine the amount of any Tax items attributable to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) that is allocable to a Pre-Closing Tax Period, the Taxes for the Pre-Closing Tax Period shall, for Taxes other than Taxes based upon or related to income, gains, receipts, sales or payroll or other transaction-based Taxes (including withholding Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and in the case of any Tax based upon or related to income, gains, receipts, sales or payroll or other transaction-based Taxes (including withholding Taxes) be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the end of the day on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity, in which any member of the Company Group holds a beneficial interest shall be deemed to terminate at such time). Notwithstanding the foregoing, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be apportioned on a daily basis.
(ii)        The calculation of the Aggregate Initial Cash Consideration and the Adjusted Aggregate Initial Cash Consideration, as finally determined, shall not take into account any change in the Tax liability of the Company Group from any of the following actions of the Purchaser (and its Subsidiaries and Affiliates, including the Company Group) after the Closing except to the extent such action was required by a change in Law after the date hereof: (a) the filing, amendment or other modification of any Tax Return with respect to a Pre-Closing Tax Period or Straddle Period, (b) the extension or waiver of any statute of limitations or other period for the assessment of any Tax or deficiency with respect to a Pre-Closing Tax Period or Straddle Period, (c) the initiation of any voluntary contact with a Governmental Body (including entering into any voluntary disclosure agreement or similar process) with respect to any Pre-Closing Tax Period or Straddle Period, or (d) the adoption, making or changing of any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period.
(b)Tax Returns.
(i)    The Company Group, at its sole cost and expense, shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company Group (or any member thereof) that are required to be filed (taking into account applicable extensions validly obtained) on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company Group, as applicable, with respect to such items, except as required by applicable Law.
(ii)    Purchaser, at its sole cost and expense, shall cause the Company Group to prepare and timely file all Tax Returns of the Company Group due after the Closing Date (the “Purchaser Prepared Returns”) and timely pay the Taxes due in connection with any Purchaser

Prepared Return; provided, that for the avoidance of doubt, Purchaser’s obligation to pay such Taxes shall not affect the calculation of the Aggregate Initial Cash Consideration and the Adjusted Aggregate Initial Cash Consideration, as finally determined. To the extent that a Purchaser Prepared Return relates to Income Taxes for a Pre-Closing Tax Period or a Straddle Period and otherwise could have an effect on the Tax Benefit Payment (a “Reviewed Income Tax Return”), such Tax Return shall be prepared in accordance with the past practices of the Company Group. At least thirty (30) days prior to the due date (taking into account extensions validly obtained) of any Reviewed Income Tax Return, Purchaser shall provide a draft of such Tax Return to the Sellers’ Representative and shall permit the Sellers’ Representative to review and comment thereon. Sellers’ Representative and Purchaser will cooperate in good faith to resolve any dispute regarding the Sellers’ Representative’s comments to any Reviewed Income Tax Return; provided, however, if for any reason, Sellers’ Representative and Purchaser are unable to promptly resolve any such dispute, then such dispute shall be promptly resolved by the Accounting Arbitrator in accordance with the principles set forth in Section 2.10(c), mutatis mutandis (provided that the fees and expenses of the Accounting Arbiter shall be borne one half (1/2) by each of Purchaser, on the one hand, and the Sellers’ Representative (on behalf of the Sellers, severally and not jointly, in proportion to the Applicable Percentage, on the other. The decision of the Accounting Arbiter shall be final and binding upon the Parties. If the due date (giving effect to any valid extensions properly obtained) for filing any such Reviewed Income Tax Return that is the subject of a dispute is prior to the date that such dispute is resolved by the Accounting Arbiter, then Purchaser shall be entitled to cause the Company Group to file such Tax Return reflecting its position and, if necessary, the Company Group shall thereafter promptly file an amendment to such Reviewed Income Tax Return to conform such Tax Return to the decision of the Accounting Arbiter.
(iii)    To the maximum extent permitted by Law, all Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods), or, in the case of a Straddle Period, allocated to the portion of such Straddle Period ending on the Closing Date in accordance with Section 8.8(a). Seventy percent (70%) of any success-based fees shall be deducted in accordance with Internal Revenue Service Rev. Proc. 2011-29, 2011-18 I.R.B. 746.
(c)Cooperation. Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns, in each case with respect to a Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.
(d)Tax Refunds. All refunds of Income Taxes of the Company and its Subsidiaries (or Tax credits received in lieu thereof) that are attributable to any overpayments of

Taxes (i) for the taxable year beginning on January 1, 2021, and (ii) the taxable year beginning on January 1, 2022, that are received by Purchaser, the Surviving Corporation or a Subsidiary or any of their Affiliates following the Closing shall be for the account of the Sellers, and the full amount of such refunds shall be paid to the Sellers’ Representative (for distribution to the Sellers) within fifteen (15) Business Days after receipt thereof (or in the case of such Tax credits, the filing of a Tax Return electing to receive such Tax credit) by wire transfer of immediately available funds, except to the extent such refund or credit was previously taken into account in Accrued Income Taxes as finally determined. The Surviving Corporation shall, and shall cause its Subsidiaries to apply for all Tax refunds to which Sellers may be entitled pursuant to this Section 8.8(d) as reasonably requested by the Sellers’ Representative, including by timely filing or causing to be timely filed all forms reasonably and timely requested by the Sellers’ Representative and all Reviewed Income Tax Returns, and shall, to the extent it would cause a refund of Taxes for the Company or a Subsidiary for a Pre-Closing Tax Period, carry back all net operating losses or other Tax attributes attributable to a Pre-Closing Tax Period to the fullest extent permitted by applicable Law. Notwithstanding the foregoing, any payment to be made to an Optionholder under this Section 8.8(d) shall be made through the payroll system of the Surviving Corporation or applicable Subsidiary thereof.
(e)Certain Tax Actions.
(i)    Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of their Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) shall, unless required by applicable Law or requested by the Seller Representative pursuant to Section 8.06(d) or otherwise consented to in writing by the Seller Representative (such consent to not be unreasonably withheld, conditioned or delayed), (A) amend any Tax Return of the Company and its Subsidiaries filed on or prior to the Closing Date or any Reviewed Income Tax Return, (B) enter into or pursue any voluntary disclosure agreement or voluntary disclosure program or similar program with a Governmental Authority or file any ruling or request with a Governmental Authority, in each case with respect to the Company and its Subsidiaries for a Pre-Closing Tax Period, or (C) file or change any Tax election with respect to the Company and its Subsidiaries that has a retroactive effect to a Pre-Closing Tax Period, in each case if such action otherwise could reasonably be expected to have an effect on any payment to be made to the Sellers under this Agreement (including under Section 2.10 or the Tax Benefit Payment).
(ii)    If, after the Closing, Purchaser or any of their Affiliates (including, after the Closing, the Surviving Corporation or a Subsidiary) receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) imposed in whole or in part for a Pre-Closing Tax Period and that could affect the amount of any payment to be made to the Sellers under this Agreement (including under Section 2.10, Section 8.8(d) or Section 8.8(g) hereof), then within twenty (20) days after receipt of such notice, Purchaser (A) shall notify the Sellers’ Representative of such Tax Contest, (B) shall keep the Sellers’ Representative reasonably informed of all material developments with respect to such Tax Contest, (C) shall afford Sellers’ Representative the opportunity to comment on any material submission to the applicable Governmental Authority in the course of such Tax Contest, which comments Purchaser shall consider in good faith, (D) shall permit the Sellers’ Representative to elect to participate, at the Sellers’ Representative’s sole cost and expense, in the defense of such Tax Contest, and (E) shall consult in good faith with Sellers’ Representative prior to settling any such Tax Contest.
(f)Closing of Tax Year. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and Purchaser shall cause the members of the Company Group that are treated as domestic corporations to join Purchaser’s "consolidated group" (as defined in Treasury Regulation Section 1.1502-1(h)) effective on the day after the Closing Date.
(g)Transaction Tax Benefits. To the extent that Purchaser, the Company, any of their Subsidiaries or other Affiliates realizes any Transaction Tax Benefit (other than a Transaction Tax Benefit to the extent actually taken into account in calculating Initial Cash Consideration and the Adjusted Aggregate Initial Cash Consideration, as finally determined), the amount of such Transaction Tax Benefit shall be for the benefit of Sellers. To the extent that any of Purchaser, the Company, any Subsidiary of the Company or any of their Affiliates realizes a Transaction Tax Benefit that, pursuant to this Section 8.8(f), is for the benefit of the Sellers, Purchaser shall within ten (10) days of the filing of the Tax Return reflecting such Transaction Tax Benefit (or to the extent in the form of a refund, receiving the refund from the applicable Governmental Authority), pay to the Sellers’ Representative for distribution to the Sellers the amount of such Transaction Tax Benefit.
(h)Escrow Funds. The parties hereto agree that, for federal and all applicable state and local Income Tax reporting purposes, (i) Purchaser or one of its Subsidiaries will be the owner of the Adjustment Escrow Fund and all income earned thereon shall, as of the end of each of Purchaser’s taxable years be reported as having been earned by Purchaser or one of its Subsidiaries, whether or not such income was disbursed during such calendar year and (ii) the right of Sellers to distributions from the Adjustment Escrow Fund and to receive the Earnout Consideration shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state or local law.
8.9Excluded Aetna Receivables. All Excluded Aetna Receivables that are received by Purchaser, the Surviving Corporation or a Subsidiary or any of their Affiliates following the Closing and prior to the first anniversary of the Closing Date shall be for the account of the Sellers, and the full amount of such refunds shall be paid to the Sellers’ Representative (for distribution to the Sellers) within fifteen (15) Business Days after receipt thereof by wire transfer of immediately available funds. Notwithstanding the foregoing, any payment to be made to an Optionholder under this Section 8.9 shall be made through the payroll system of the Surviving Corporation or applicable Subsidiary thereof.
8.10 Notwithstanding anything in the Agreement to the contrary, Purchaser shall have no obligation to make any payment pursuant to Section 8.8(d), Section 8.8(g), or Section 8.9 that would result in aggregate payments pursuant to Section 8.8(d), Section 8.8(g), and Section 8.9 being in excess of $16,600,000, or to make any payment pursuant to Section 8.8(d) or Section 8.8(g) after the date that is the three-year anniversary of the Closing Date.
ARTICLE 9
MISCELLANEOUS
9.1Non-Survival of Representations and Warranties; Exclusive Remedy.
(a)Except for claims of Fraud or representations or warranties of Purchaser, its Affiliates, and their respective Subsidiaries under Section 2.11, none of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Effective Time; provided that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 2.11.
(b)No Seller shall bear any liability with respect to Losses incurred or suffered by Purchaser or any of its Affiliates as a result of a breach of or inaccuracy in any of the representations and warranties set forth in this Agreement, other than in the event of Fraud. Purchaser acknowledges and agrees that from and after the Closing, in the absence of Fraud, the Representation and Warranty Policy is Purchaser’s sole and exclusive remedy with respect to any and all claims relating to the representations and warranties made under this Agreement. In furtherance of the foregoing, Purchaser, on behalf of itself and its Affiliates, waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller or its Affiliates relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement and the Schedules attached hereto and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), except for claims and causes of action based on Fraud or claims arising under any covenant or agreement of the parties or their Affiliates or Sellers which by its terms contemplates performance of such covenant or agreement after the Closing.
(c)The Evolent Entities shall not bear any liability with respect to Losses incurred or suffered by any Seller or any of their Affiliates as a result of a breach of or inaccuracy in any of the representations and warranties set forth in this Agreement, other than in the event of Fraud. In furtherance of the foregoing, Sellers, on behalf of themselves and their Affiliates, waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against the Evolent Entities or their Affiliates relating to the operation of the Company and its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement and the Schedules attached hereto and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rules or regulation or otherwise (including any rights, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), except for claims and causes of action based on Fraud or claims arising under any covenant or agreement of the parties or their Affiliates which by its terms contemplates performance of such covenant or agreement after the Closing.
9.2Amendment and Waiver. Subject to Section 9.14 below, this Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Sellers’ Representative (on behalf of the Sellers, and prior to the Closing, the Company). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver, and no extension of time granted by any party hereto for the performance of any obligation or act by any other party hereto shall be deemed to be an extension of time for any other obligation or act hereunder.
9.3Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or any Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered, (ii) one (1) Business Day after being sent by reputable overnight courier, or (iii) when transmitted if delivered by facsimile or electronic mail (transmission confirmed), in each case to the addresses indicated below (unless another address is so specified in writing):
If to any Seller, the Sellers’ Representative or prior to the Closing, to the Company, then to:
TPG Growth V Iceman, L.P.
301 Commerce Street
Suite 3300
Forth Worth, TX 76102
Attention: Office of General Counsel
c/o Matthew Delja
Email: officeofgeneralcounsel@tpg.com
CC: mdelja@tpg.com

with copies, which shall not constitute notice, to:

Implantable Provider Group, Inc.
2300 Lakeview Parkway
Suite 500
Alpharetta, GA 30009
Attention:    Vince Coppola
Facsimile No.: (866) 753-0194
Email: vcoppola@ipg.com
and

Ropes & Gray, LLP
Three Embarcadero Center
San Francisco, CA 94111-4006
Telephone: (415) 315-2319
Email: jason.freedman@ropesgray.com; elizabeth.gallucci@ropesgray.com
Attention: Jason S. Freedman and Elizabeth Gallucci

If to Evolent Entities or Merger Sub, or after the Closing, to the Company, then to:

Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, Virginia 22203
Attn: Jonathan Weinberg, General Counsel
Email: jweinberg@evolenthealth.com

with copies, which shall not constitute notice, to:

Bass, Berry & Sims PLC
150 Third Ave. South, Suite 2800
Nashville, Tennessee 37201
Attn: Angela Humphreys
Email: ahumphreys@bassberry.com

9.4Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void. Notwithstanding anything to the contrary contained in this Section 9.4, the Evolent Entities may collaterally assign their rights under this Agreement to any of the Financing Sources pursuant to the terms of the Debt Financing solely for purposes of creating a security interest herein.
9.5Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.6No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references to “employee” or “employees” of the Company include any employee or employees supplied to the Company by any professional employer organization. For purposes of this Agreement, any document or item will only be deemed “delivered”, “provided” or “made available” (or any word or phrase of similar import) to Purchaser within the meaning of this Agreement if such document or item is included in the electronic data room hosted on behalf of the Company (the “VDR”) two (2) Business Days prior to the Closing Date.
9.7Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
9.8No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 8.7(a) above and Section 9.16 below), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.
9.9Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Notwithstanding the foregoing, it is expressly agreed that the Sellers’ Representative and the Company will be entitled to specific performance of the Evolent Entities to consummate the Transactions only in the event that (i) all conditions set forth in Section 3.2 have been satisfied or waived (other than those that by their terms or nature are to be satisfied at the Closing (provided such conditions are capable of being satisfied)), (ii) the amounts committed to be funded in connection with the Debt Financing have been funded or will be funded at the Closing, in each case, in accordance with the Commitment Letters, (iii) the Company and Sellers’ Representative has irrevocably confirmed in writing to the Evolent Entities that all of conditions to Closing set forth in Section 3.1 have been satisfied or waived (other than those that by their terms or nature are to be satisfied at the Closing (provided such conditions are capable of being satisfied)), that the Company and Sellers’ Representative stand ready, willing and able to consummate the Closing and that if specific performance is granted, then the Company will take all actions required to be taken by it to cause the Closing to occur and (iv) the Evolent Entities and Merger Sub fail to consummate the Closing on or prior to the date on which the Closing should have occurred pursuant to Section 2.2. For the avoidance of doubt, under no circumstance shall the Company and Sellers’ Representative be permitted or entitled to receive both a grant of specific performance pursuant to this Section 9.9 and payment of the Termination Fee pursuant to Section 7.2(b).
9.10Guaranty. Parent, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company and the Sellers’ Representative the due and punctual performance and discharge of all of the payment obligations of Purchaser under this Agreement, including any obligations set forth in (i) Section 2.7, (ii) Section 4.8(b) (solely to the extent relating to the financing cooperation reimbursement and indemnification obligations thereunder), (iii) Section 6.2(c) (with respect to the Termination Fee and any related costs and expenses payable by Purchaser) and (iv) Section 8.7(a), if, as and when those obligations become payable.
9.11Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
9.12Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by portable document format (.pdf) or facsimile, and all of which taken together shall constitute one and the same instrument.
9.13Governing Law and Jurisdiction. This Agreement, any Agreements contemplated hereby or thereby, the transactions contemplated hereby, the negotiation of any of the foregoing or the relationship of the parties hereto under or in connection with any of the foregoing (in each case, whether sounding in contract, tort or statute, and whether in law or in equity), and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and any of the Schedules hereto, shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
9.14Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
9.15Non-Recourse. Except for (i) claims based on Fraud, (ii) to the extent otherwise set forth in the Confidentiality Agreement, or (iii) claims under any document, instrument or certificate expressly referenced under this Agreement and/or entered into in connection with this Agreement and the transactions contemplated hereby and thereby to the extent in accordance with the terms of such Agreement (clauses (i) through (iii) of this paragraph, together, the “Recourse Exceptions”), all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”) nor any Financing Source, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, breach or termination (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby knowingly and irrevocably waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates and Financing Sources; provided that the foregoing shall not limit liability of any Nonparty Affiliate for any Recourse Exception.
9.16Certain Lender Matters. The parties hereby agree that (a) no Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute, or otherwise) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, or termination, including without limitation any liability in respect of any Termination Fee; and any and all such liability, claims, causes of action, obligations and losses are hereby knowingly and irrevocably waived, disclaimed, and released in full (provided that nothing in this Section 9.16 shall limit the liability or obligations of the Financing Sources under the Commitment Letter (and any fee letter entered into in connection therewith) or the definitive documentation for the Debt Financing), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Commitment Letter (and any fee letter entered into in connection therewith) or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan in the City and State of New York, and no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (c) the waiver of rights to trial by jury set forth in Section 9.14 applies to any such claim, suit, action or proceeding, (d) the Commitment Letter (and any fee letter entered into in connection therewith) will be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York (other than as expressly set forth in the Commitment Letter) without reference to principles of conflicts or choices of laws, (e) only Purchaser (including its permitted successors and assigns under the Commitment Letter) and the other parties to the Commitment Letter at their own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Debt Financing including pursuant to the terms of the Commitment Letter, (f) no amendment or waiver of Sections 7.2(c), 9.2, 9.4, 9.8, 9.14, 9.15 or this Section 9.16 that is adverse to the Financing Sources shall be effective without the prior written consent of the Financing Sources party to the Commitment Letter and (g) the Financing Sources are express and intended third party beneficiaries of Sections 7.2(c), 9.2, 9.4, 9.8, 9.14, 9.15 and this Section 9.16, which Section 9.16 shall, with respect to the matters referenced in this Section 9.16 only, supersede any provision of this Agreement to the contrary.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
PARENT:
EVOLENT HEALTH, INC.
By:    _/s/ Seth Blackley____________________
Name: Seth Blackley
Title: Chief Executive Officer

PURCHASER:

EVOLENT HEALTH, LLC

By:    _/s/ Seth Blackley____________________
Name: Seth Blackley
Title: Chief Executive Officer

MERGER SUB:

ENDZONE MERGER SUB, INC.

By:    _/s/ Jonathan Weinberg ________________
Name: Jonathan Weinberg
Title: Secretary

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
COMPANY:

TPG GROWTH ICEMAN PARENT, INC.

By:    _/s/ Sherwin Krug__________________
Name: Sherwin Krug
Title: Chief Financial Officer

SELLERS’ REPRESENTATIVE:

TPG GROWTH V ICEMAN, L.P.

By: TPG Growth V SPV GP, LLC
its general partner

By:    _/s/ Ken Murphy___________________
    Name: Ken Murphy
    Title: Chief Operating Officer